    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2000.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ADVANCED MEDICINE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

           Delaware                           2834                          94-3265960
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                             901 Gateway Boulevard
                     South San Francisco, California 94080
                                 (650) 808-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                            James B. Tananbaum, M.D.
                     President and Chief Executive Officer
                             901 Gateway Boulevard
                     South San Francisco, California 94080
                                 (650) 808-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

        Jay K. Hachigian, Esq.                          Alan F. Denenberg, Esq.
         Eric S. Palace, Esq.                             Shearman & Sterling
        Kevin J. Sullivan, Esq.                           1550 El Camino Real
        Gunderson Dettmer Stough                       Menlo Park, CA 94025-4100
 Villeneuve Franklin & Hachigian, LLP                       (650) 330-2200
    1000 Winter Street, Suite 1100                          (650) 330-2200
           Waltham, MA 02451
            (781) 890-8800

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                   TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM AGGREGATE
                SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)         AMOUNT OF REGISTRATION FEE
Common stock, $.01 par value................................          $172,500,000                    $45,540

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion. Dated March   , 2000.

                                        Shares

                                     [LOGO]

                            ADVANCED MEDICINE, INC.

                                  Common Stock

                                 -------------

    This is an initial public offering of shares of common stock of Advanced
Medicine, Inc. All of the              shares of common stock are being sold by
Advanced Medicine.

    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $     and $     . Advanced Medicine has applied for
quotation of its common stock on the Nasdaq National Market under the symbol "ADVM".

    At the request of Advanced Medicine, the underwriters have reserved up to shares of common stock for sale to some of the existing stockholders of Advanced Medicine. The underwriters have also reserved up to an additional shares of common stock for sale to directors, officers and employees of Advanced Medicine and others that Advanced Medicine believes have contributed to its growth. Any sales of common stock made to these persons will be at the initial public offering price.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share       Total
                                                              ---------   -------------
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Advanced Medicine.............   $          $

    To the extent that the underwriters sell more than       shares of common
stock, the underwriters have the option to purchase up to an additional shares from Advanced Medicine at the initial public offering price less the underwriting discount.
                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on             , 2000.
                               ------------------

                          JOINT BOOK-RUNNING MANAGERS

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
                                 -------------

                            BEAR, STEARNS & CO. INC.
                                 -------------

                     Prospectus dated              , 2000.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND ASSUMES CONVERSION OF ALL OF OUR PREFERRED STOCK INTO COMMON STOCK UPON COMPLETION OF THIS OFFERING.

                               ADVANCED MEDICINE

    We are pioneering the discovery and development of multivalent drugs, a new class of small molecule drugs that we believe have the potential to treat a broad range of diseases. A multivalent drug simultaneously attaches to a biological target at multiple sites, unlike a conventional drug that attaches to only one site. We have shown that simultaneously attaching to multiple sites on a target can multiply the binding strength and selectivity of a drug, thereby significantly improving one or more of its key therapeutic properties, such as potency, duration of action or safety. We have developed a proprietary, interdisciplinary approach that combines biology and chemistry to efficiently discover multivalent drugs. We believe that we are the leader in multivalent technology. We have assembled a world-class scientific team from the pharmaceutical and biotechnology industries to assist us in discovering important new drugs.

    We are initially applying our technology to discover and develop multivalent drug candidates in substantial markets where current drugs fail to fully address medical needs due to limitations in potency, duration of action or safety. We have focused on several disease categories in a broad range of markets where we believe our technology will provide a competitive advantage. These markets currently include post-operative pain, neuropathic pain, asthma, bacterial infection and urinary incontinence. In less than 30 months, our approach has yielded multivalent lead compounds in programs related to these five markets. In animal models that we believe are predictive of activity in humans, our multivalent lead compounds have demonstrated substantial improvements in potency, duration of action or safety when compared to leading conventional drugs. One compound in our post-operative pain program has been advanced to pre-clinical testing. In addition, we have initiated exploratory research efforts into other significant therapeutic areas.

    We expect that a variety of important new drug targets for chronic diseases such as cancer, inflammation, and central nervous system disorders will emerge from biomedical research. We expect that the majority of these targets will be enzymes, receptors and ion channels, target types for which we have already demonstrated the advantages of multivalency. We therefore believe that our multivalent drug discovery technology will allow us to produce drug candidates for some of these new targets. We plan to pursue some of these opportunities in collaboration with partners.

BACKGROUND

    Drugs achieve their desired effects by attaching to biological targets at matching binding sites. Most drugs are small molecules. In 1999, 47 of the top 50 selling drug products were small molecules, with total annual worldwide sales of approximately $69 billion. Conventional drug discovery focuses on optimizing the strength and selectivity of binding between a small molecule and a single binding site.

    Many current drugs have limitations in potency, duration of action or safety that have not been overcome through conventional approaches. We believe that multivalent drugs have the potential to achieve substantial improvements in these key properties because of the multiplicative effects on binding strength and selectivity associated with simultaneous attachment at multiple sites.

STRATEGY

    Our objective is to discover, develop and commercialize important new drugs. Currently, the pharmaceutical industry expends significant effort and resources to make new compounds both for proven targets and for new targets that come from biomedical research. Improving existing drugs for proven targets continues to be a successful strategy; for example, seven of the top ten selling drug products in 1999 were significant improvements to existing drugs that failed to fully address medical needs. In addition, we believe that the many new targets emerging from biomedical research and exploration of the human genome will represent a significant opportunity to create new drugs. We intend to apply our technology to both proven and emerging targets, initially focusing on targets for which there are existing drugs that fail to fully address medical needs. To achieve our objective, we intend to:

    - discover and develop drug candidates for proven targets in large markets;

    - retain significant commercial rights to multivalent drugs for proven targets;

    - collaborate with partners to discover and develop drug candidates for new targets; and

    - continue to enhance our technology platform.

OUR TECHNOLOGY

    Our multivalent drug technology is based on an integration of the following biological and chemical insights:

    - many biological targets have multiple binding sites;

    - molecules that simultaneously attach to multiple binding sites can do so with greater strength and selectivity than molecules that attach to only one binding site; and

    - greater strength and selectivity in binding provides the basis for superior therapeutic effects, including enhanced potency, increased duration of action or improved safety.

    We design multivalent compounds that consist of multiple individual drug molecule components joined together by chemical linkers. A multivalent compound can attach simultaneously to multiple binding sites on its intended target, unlike a conventional drug that attaches to a single binding site. We optimize the interactions between our multivalent compounds and multiple binding sites by varying a unique series of multivalent drug design characteristics, including the individual drug molecule components, the linker attachment points on these components, linker length, geometry and physical properties. The result is a multiplication of binding strength and selectivity, which in turn can yield substantial improvements in potency, duration of action or safety.

    We believe that we will be able to efficiently develop important drugs because:

    - multivalent compounds can achieve levels of binding strength and selectivity that have not been achieved through conventional approaches;

    - multivalent drug discovery enables us to determine early in the drug discovery process whether we may be able to substantially improve potency, duration of action, or safety as compared with the best current drugs; and

    - we have selected initial projects with predictive animal models that we believe improve the probability of success in human clinical trials.

COMPANY INFORMATION

    We were incorporated in Delaware in November 1996 and began operations in May 1997. Our principal executive offices are located at 901 Gateway Boulevard, South San Francisco, California 94080, and our telephone number is
(650) 808-6000. "Advanced Medicine" and the Advanced Medicine logo are trademarks of Advanced Medicine, Inc. Other trademarks and tradenames appearing in this prospectus are the property of their holders.

                                  THE OFFERING

Shares offered by Advanced Medicine..........  [          ] shares
Shares to be outstanding after the
  offering...................................  [          ] shares
Use of proceeds..............................  To provide working capital and for other general corporate purposes, including
                                               investment in the development of our
                                               proprietary technologies. See "Use of
                                               Proceeds".
Proposed Nasdaq National Market symbol.......  ADVM

    The number of shares of common stock to be outstanding after the offering is based on the 10,232,000 shares of common stock outstanding as of March 1, 2000, assuming conversion of all of our outstanding preferred stock into 28,802,000 shares of our common stock. This number does not include:

    - 2,354,000 shares of common stock issuable upon the exercise of stock options outstanding as of March 1, 2000 with a weighted average exercise price of $0.83 per share;

    - 53,000 shares of common stock issuable upon exercise of outstanding warrants to purchase preferred stock as of March 1, 2000 with a weighted average exercise price of $8.49 per share;

    - an additional 1,254,000 shares reserved as of March 1, 2000 for future stock option grants and purchases under our existing equity compensation plans. See "Management--Employee Benefit Plans" and notes 8 and 10 of the notes to our consolidated financial statements; and

    - shares of common stock issuable upon conversion of our Series D Preferred Stock. On March 20, 2000, we irrevocably committed to sell 1,666,667 shares of Series D Preferred Stock.

                             SUMMARY FINANCIAL DATA

    We were incorporated in November 1996 and began operations in May 1997. See note 1 of the notes to our consolidated financial statements for an explanation of the method used to determine the shares used in computing net loss and pro forma net loss per share.

                                                    YEAR ENDED DECEMBER 31,            PERIOD FROM INCEPTION
                                            ---------------------------------------   (NOVEMBER 19, 1996) TO
                                               1997          1998          1999          DECEMBER 31, 1999
                                            -----------   -----------   -----------   -----------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development................    $ 1,834      $ 10,434      $ 32,729              $ 44,997
  General and administrative..............      1,313         2,665         4,901                 8,879
  Acquired in-process research............         --            --         6,934                 6,934
  Amortization of deferred stock-based
    compensation..........................         --            --         2,424                 2,424
  Other stock-based compensation..........         --            --           779                   779
                                              -------      --------      --------              --------
Total operating expenses..................      3,147        13,099        47,767                64,013
                                              -------      --------      --------              --------
Loss from operations......................     (3,147)      (13,099)      (47,767)              (64,013)
Interest income, net......................        183           834         6,636                 7,653
                                              -------      --------      --------              --------
Net loss..................................    $(2,964)     $(12,265)     $(41,131)             $(56,360)
                                              =======      ========      ========              ========
Net loss per share........................    $ (5.24)     $  (6.65)     $ (11.99)
                                              =======      ========      ========
Shares used in computing net loss per
  share...................................        566         1,843         3,430
                                              =======      ========      ========
Pro forma net loss per share..............                               $  (1.34)
                                                                         ========
Shares used in computing pro forma net
  loss per share..........................                                 30,776
                                                                         ========

    The following table presents a summary of our balance sheet at December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect the sale of 1,666,667 shares of Series D preferred stock for proceeds of approximately $25 million; and

    - on a pro forma as adjusted basis to reflect the sale of
      shares of common stock in this offering at an assumed initial public
      offering price of $      per share after deducting the underwriting
      discount and estimated offering expenses.

                                                              DECEMBER 31, 1999
                                                            ----------------------    PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            ---------   ----------   -----------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities..........  $114,428      139,428
Working capital...........................................   105,847      130,847
Total assets..............................................   147,175      172,175
Long-term liabilities.....................................     4,203        4,203        4,203
Deficit accumulated during the development stage..........   (56,360)     (56,360)     (56,360)
Total stockholders' equity................................   132,272      157,272

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

RISKS RELATED TO ADVANCED MEDICINE

MULTIVALENT DRUGS ARE UNPROVEN, MAY BE UNSAFE OR INEFFECTIVE IN HUMANS AND MAY NEVER ACHIEVE COMMERCIAL SUCCESS.

    Our multivalent technologies are new, in an early stage of development and are commercially unproven. Because we are still in the preliminary stages of drug discovery, we are uncertain whether any of our drug candidates will:

    - be safe and effective in humans;

    - meet applicable regulatory standards;

    - be capable of being manufactured at reasonable costs; or

    - achieve market acceptance.

    We are not aware of any multivalent small molecule drugs on the market. To date, the data supporting our concept is derived solely from laboratory and animal testing. Therefore, our multivalent compounds may not be safe or effective in the human body.

    All of our multivalent compounds are in an early stage of development and their risk of failure is high. We do not expect any of our drug candidates to be commercially available for at least several years. Based on results at any stage of development, however, we may decide to discontinue development of any of our multivalent compounds. If we fail to establish that multivalent drugs are effective, our business may not succeed.

THERE IS SIGNIFICANT UNCERTAINTY ASSOCIATED WITH OUR PRE-CLINICAL TESTING AND CLINICAL DEVELOPMENT.

    Pre-clinical testing and clinical development are long, expensive and uncertain processes. It may take us several years to complete our testing, and failure can occur at any stage of testing. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials.

    A number of pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Commercialization of our drug candidates depends upon successful completion of clinical trials. We must provide the Food and Drug Administration and foreign regulatory authorities with clinical data that demonstrates the safety and efficacy of our products before they can be approved for commercial sale. None of our multivalent compounds have advanced into human testing.

    Any clinical trial may fail to produce results satisfactory to the FDA. Pre-clinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We intend to rely on third-party clinical investigators to conduct our clinical trials and other third-party organizations to perform data collection and analysis, and as a result, we may face additional delays outside of our control.

    We do not know when or if we will begin clinical trials. Further, we do not know whether, if undertaken, any clinical trials will result in marketable products. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed.

OUR INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD AFFECT OUR COMPETITIVE POSITION.

    Our success will depend on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products. We have invested in developing proprietary technologies and, as of March 1, 2000, have filed 85 patent applications in the United States. We have also filed 48 Patent Cooperation Treaty applications, which permit the pursuit of patents outside of the United States. However, the patent positions of pharmaceutical companies, including our patent position, are generally uncertain and involve complex legal and factual questions. Our applications, therefore, may be challenged or fail to result in issued patents.

    We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We currently have no issued patents protecting our multivalent technologies, and any future patents we may obtain may be too narrow to prevent others from using our technologies or from developing or designing around our patents. In addition, any patents we may be issued could be challenged or invalidated by third parties or fail to provide us with any competitive advantages. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our proprietary rights in foreign countries.

    For proprietary know-how that is not patentable and for processes for which patents are difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. We believe that there are elements of our drug discovery process that involve proprietary know-how and technology that is not covered by patent applications. We have taken measures to protect our proprietary know-how, technology and confidential data and continue to explore further methods of protection. While we require all of our employees, consultants and advisors to enter into confidentiality agreements, we cannot be certain that proprietary information will not be disclosed, that competitors will not independently develop substantially equivalent information and techniques or otherwise gain access to our trade secrets, or that we can meaningfully protect our trade secrets. Where it is necessary to share our proprietary information or data with outside parties, our policy is to make available only that information and data required to accomplish the desired purpose and only pursuant to a duty of confidentiality on the part of those parties. However, these measures may not adequately protect our information and data. Any material disclosure of confidential information or data into the public domain or to third parties may harm our business and financial condition.

IF THE DRUGS WE DEVELOP ARE NOT APPROVED BY REGULATORY AGENCIES, INCLUDING THE FOOD AND DRUG ADMINISTRATION, WE WILL BE UNABLE TO COMMERCIALIZE THEM.

    The Food and Drug Administration must approve any new drug before it can be marketed and sold in the United States. The regulatory agencies of foreign governments must also approve our drug candidates before they can be sold in those countries. Before we can file a New Drug Application with the FDA or any foreign governmental entity, the product candidate must undergo extensive testing, including animal testing and human trials. These tests and trials can take many years and require substantial expenditures and resources. Data obtained from these tests and trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, changes in regulatory policy during the period of product development and regulatory review of each submitted new application may cause delays or rejections of the product.

    Because our drug candidates are created using new technologies, they may be subject to more intense review by United States and foreign regulatory authorities. These government regulatory authorities may grant approvals more slowly for our drug candidates than for drug candidates using more conventional technologies or may not grant approval at all. We have not submitted any applications to the FDA or any foreign regulatory agency for any drug candidate. We may not be permitted to conduct human clinical trials to obtain the necessary approvals from the FDA or foreign regulatory agencies for our drug candidates.

    Even after investing significant time and expenditures, we may fail to obtain regulatory approval for our drug candidates. In addition, even if we receive regulatory approval, this approval may include limitations on the indicated uses for which we can market the drugs. Further, if we obtain regulatory approval, a marketed drug and its manufacturer are subject to continual review, including review and approval of the manufacturing facilities. Discovery of previously unknown problems with a drug may result in restrictions on permissible uses of the drug or the manufacturer, including withdrawal of the drug from the market.

WE MAY NEVER BECOME PROFITABLE, AND IF WE DO ACHIEVE PROFITABILITY WE MAY FAIL TO MAINTAIN IT.

    We have incurred operating losses in each year since our inception and expect to continue to incur substantial and increasing losses for the foreseeable future. We have not generated any revenue and we cannot estimate the extent of our future losses. As a result, we are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. We have been engaged in discovering and developing drugs since mid 1997. As of December 31, 1999, we had an accumulated deficit of approximately
$56.4 million. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

OUR LACK OF MANUFACTURING, SALES, MARKETING AND DISTRIBUTION EXPERIENCE MAY PREVENT US FROM SUCCESSFULLY COMMERCIALIZING OUR PRODUCTS.

    We currently have no commercial manufacturing, sales, marketing or distribution capabilities. In addition, we have not produced any drugs for commercial use. We expect to incur substantial costs to develop a manufacturing, sales, marketing and distribution network to commercialize our products. We may outsource these functions to third parties that may not employ the same controls that we would have if we kept these operations in-house. In addition, third parties may be less responsive in meeting time sensitive deadlines than we would because of their obligations to multiple clients. We may fail to develop these functions internally or establish relationships with third parties in a timely or cost effective manner. If we enter into co-promotion, licensing or distribution arrangements with third parties, we would be dependent on the efforts of third parties, and our share of product revenue may be less than if we marketed and sold our products directly.

WE MAY LACK THE FINANCIAL AND OPERATIONS RESOURCES NEEDED TO COMPETE EFFECTIVELY WITH OTHER PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES.

    We face, and will continue to face, intense competition from other pharmaceutical and biotechnology companies, as well as academic and research institutions and governmental agencies. Any drug candidates that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Our major competitors include fully integrated pharmaceutical companies and biotechnology companies that have substantial drug discovery efforts and are discovering and developing novel pharmaceuticals. Competition may also arise from other drug development technologies and methods of preventing and reducing the incidence of disease that now exist or may exist in the future. In addition, as the principles of multivalent drug design become more widely known, we expect to face increasing competition from organizations that pursue the same or similar approaches. Further, many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial resources and have significantly greater experience than we do in:

    - developing products;

    - undertaking pre-clinical testing and clinical trials;

    - obtaining FDA and other regulatory approvals of products; and

    - manufacturing and marketing products.

    Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing superior multivalent drugs or other competing drugs before us.

IF WE LOSE KEY SCIENTISTS, MANAGEMENT PERSONNEL OR SCIENTIFIC ADVISORS, OR IF WE FAIL TO RECRUIT ADDITIONAL HIGH-QUALITY PERSONNEL, IT WILL IMPAIR OUR ABILITY TO DISCOVER AND DEVELOP PRODUCTS.

    We are highly dependent on principal members of our management team and scientific staff, including our Chief Executive Officer, James B. Tananbaum; our Chairman of the Board of Directors, P. Roy Vagelos; and our Senior Vice President of Research, Burton G. Christensen. The loss of any one or more of these persons may prevent us from executing our business strategy. In addition, recruiting and retaining qualified scientific personnel or advisors to perform future research and development work will be critical to our success. There is currently a shortage of skilled executives and employees with technical expertise, and this shortage is likely to continue. As a result, competition for skilled personnel is intense. If we are unable to preserve our relationships with existing employees and advisors, or cannot attract additional qualified employees or advisors, it will impair our ability to discover and develop products.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP OUR PRODUCTS AND EXECUTE OUR BUSINESS STRATEGY.

    Our strategy of investing in and retaining rights to our proprietary technologies creates a need for large amounts of capital. We expect our capital requirements to increase in the future as we:

    - continue our drug discovery and development efforts;

    - develop our sales, marketing and distribution capabilities; and

    - take advantage of new opportunities in drug discovery, development and commercialization.

    We believe that the proceeds from this offering, together with our cash and cash equivalents and marketable securities, will be sufficient to meet our anticipated operating needs for at least the next twelve months. We expect to require additional capital after that period. We may need to raise additional funds prior to that time if we expand more rapidly than we anticipate. We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. In addition, we cannot guarantee that future financing will be available in amounts or on terms acceptable to us, if at all.

IF WE LOSE OUR RELATIONSHIPS WITH THIRD-PARTY SERVICE PROVIDERS, OUR DRUG DEVELOPMENT EFFORTS COULD BE DELAYED.

    We are dependent on third-party vendors and clinical research organizations for selected service functions related to our drug discovery and development efforts. These third parties provide bulk manufacturing and pharmaceutical formulation services and conduct pre-clinical testing and clinical trials. We generally have relationships with only one provider for each of these services. If we lose our relationship with any one or more of these providers, we could experience a significant delay in both identifying another comparable provider and then contracting for its services. Even if we locate an alternative provider, it is likely that this provider may need additional time to respond to our needs and may not provide the same type or level of services as the original provider. In addition, we may be unable to retain an alternative provider on reasonable terms, if at all. The occurrence of any of these events may delay the development or commercialization of our drug candidates.

WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH. THESE DIFFICULTIES COULD INCREASE OUR LOSSES.

    We have experienced a period of substantial growth that has placed and, if this growth continues, will continue to place a strain on our human and capital resources. If we are unable to manage this growth effectively, our losses could increase. Our headcount increased from 26 at December 31, 1997 to 176 at December 31, 1999. Our ability to manage our operations and growth effectively requires us to continue to expend funds to improve our operational, financial and management controls, reporting systems and procedures. If we are unable to successfully implement improvements to our management information and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then management may receive inadequate information to manage our day-to-day operations.

IF WE ENGAGE IN ANY ACQUISITION, WE WILL INCUR A VARIETY OF COSTS, AND WE MAY NEVER REALIZE THE ANTICIPATED BENEFITS OF THAT ACQUISITION.

    If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business, such as our recent acquisition of the net assets of Incara Research Laboratories. We currently have no commitments or agreements with respect to any other acquisitions. However, if we do undertake any acquisitions, the process of integrating an acquired business, technology, service or product into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management attention from ongoing development of our core business. Future acquisitions could result in the additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions could also result in the incurrence of debt, contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition.

OUR OUTSIDE SCIENTIFIC ADVISORS MAY DEVOTE INSUFFICIENT TIME TO US OR MAY HAVE CONFLICTS OF INTEREST.

    We work with scientific advisors at academic and other institutions. In addition, many of our advisors are retired executives from major pharmaceutical companies. These scientists are not our employees and have other commitments that limit their availability to us. Some of our advisors provide services to companies or institutions that currently have or may develop competing products or technologies. Although each of our scientific advisors generally agrees not to do competing work, if a conflict of interest between an advisor's work for us and his services for another entity arises, we may lose his services.

LITIGATION OR THIRD PARTY CLAIMS OF INTELLECTUAL PROPERTY COULD REQUIRE US TO DIVERT RESOURCES AND MAY PREVENT US FROM EXECUTING OUR BUSINESS STRATEGY.

    Our commercial success depends in part on not infringing upon the patents and proprietary rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Defense of these claims or enforcing our rights against others would divert substantial financial and employee resources from our business. Furthermore, parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our drug candidates. In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. We may fail to obtain these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to execute our business strategy.

PRODUCT LIABILITY LAWSUITS COULD DIVERT OUR RESOURCES, RESULT IN SUBSTANTIAL LIABILITIES AND REDUCE THE COMMERCIAL POTENTIAL OF OUR DRUGS.

    The risk that we may be sued on product liability claims is inherent in the development of pharmaceutical products. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of those products. Although we intend to obtain general liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our drugs.

HEALTH CARE REFORM AND RESTRICTIONS ON REIMBURSEMENTS MAY LIMIT OUR RETURNS ON PHARMACEUTICAL PRODUCTS.

    Our ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the cost of these products to the consumer will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available for any product to enable us to maintain price levels sufficient to realize an appropriate return on our investment.

IF WE USE HAZARDOUS AND BIOLOGICAL MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES APPLICABLE LAW, WE MAY BE LIABLE FOR DAMAGES.

    Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and the resultant injury which may result from a discharge of these materials and may subject us to substantial federal and state criminal and civil liability. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. Compliance with these laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

OUR PRINCIPAL FACILITY IS LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT, WHICH COULD REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

    Our principal facility is located in the San Francisco Bay Area near known earthquake fault zones and therefore is vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facility could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from this type of disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other similar business interruptions.

RISKS RELATED TO THIS OFFERING

CONCENTRATION OF OWNERSHIP WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE
MATTERS.

    Immediately following this offering, our directors, executive officers and
affiliates will beneficially own approximately     % of our outstanding common
stock or     % if some of our existing stockholders purchase all of the shares which we have reserved for them in this offering. These stockholders could determine the outcome of actions taken by us that require stockholder approval. For example, these stockholders could elect all of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and control changes in management. As a result, our non-affiliated stockholders, by themselves, will be unable to direct or influence the direction of corporate matters through their votes.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    Prior to this offering, there has been no public market for our common stock. Following this offering, the price at which our common stock will trade may be extremely volatile and may fluctuate significantly. Negotiations between the underwriters and us will determine the initial public offering price and may not be indicative of future market prices. Among the factors to be considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, will be:

    - our historical performance;

    - estimates of our business potential and earnings prospects;

    - an assessment of our management; and

    - the consideration of the above factors in relation to market valuations of companies in related businesses.

    The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be volatile in the future. The following factors, in addition to the other risk factors described in this section, may have a significant impact on the market price of our common stock:

    - announcements of technological innovations or new commercial products by us or our competitors;

    - developments concerning proprietary rights, including patents;

    - developments concerning any collaboration we may undertake;

    - publicity regarding actual or potential testing or trial results relating to products under development by us or our competitors;

    - regulatory developments in the United States and foreign countries;

    - product liability, intellectual property or other material litigation;

    - economic and other external factors beyond our control; or

    - period-to-period fluctuations in financial results.

    As a result of these various factors, after this offering you might be unable to resell your shares at or above the initial public offering price.

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD INTO THE PUBLIC MARKET SOON AFTER THIS OFFERING, WHICH COULD DEPRESS OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering or the perception that these sales could occur. Once a trading market develops for our common stock, many of our stockholders will have an opportunity
to sell their stock for the first time. More than              shares, or
times the number of shares sold in this offering, assuming no exercise of the underwriters' over-allotment option, will become eligible for sale in the public market at various dates beginning 180 days after the date of this prospectus,
including          shares which may be purchased by some of our existing
stockholders in this offering. These factors could also make it difficult for us to raise additional capital by selling stock. See "Shares Eligible for Future Sale".

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE PRO FORMA AS ADJUSTED NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE.

    We estimate that the initial public offering price of our common stock will
be $      per share. This amount is substantially higher than the pro forma as adjusted net tangible book value, assuming exercise of the over-allotment
option, of $      per share that our outstanding common stock will have
immediately after this offering. Accordingly, if you purchase shares of our common stock at its assumed initial public offering price, you will incur
immediate and substantial dilution of $      per share. If the holders of
outstanding options or warrants exercise those options or warrants, you will suffer further dilution.

    In addition, the issuance or exercise of additional options or warrants to purchase our common stock could be dilutive to purchasers of shares in this offering.

BECAUSE AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP AFTER THIS OFFERING, IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES.

    There was no public market for our common stock before this offering. We do not know the extent to which investor interest will lead to the development of a trading market. If an active and liquid trading market does not develop for our common stock, you may have difficulty selling your shares.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                                USE OF PROCEEDS

    We estimate the net proceeds to us from the sale of       shares of common
stock in this offering to be approximately $      at an estimated initial public
offering price of $      per share and after deducting the underwriting discount
and estimated offering expenses. If the underwriters' over-allotment option is
exercised in full, we estimate the net proceeds will be $      .

    The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for our common stock and to facilitate access to public equity markets.

    We expect to use the net proceeds for working capital and other general corporate purposes, including investment in the development of our proprietary technologies and the expansion of our business. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the discretion to allocate the proceeds at its determines. We may use a portion of the net proceeds for the acquisition of businesses, products and technologies that are complementary to our own. We intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities until they are used.

                                DIVIDEND POLICY

    We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the development of our proprietary technologies and the expansion of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth our capitalization of as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect:

       - the sale of 1,666,667 shares of Series D preferred stock for proceeds
         of approximately $25 million which will convert into      shares of our
         common stock; and

       - the conversion of all of our outstanding Series A, Series B and Series C preferred stock into 28,802,000 shares of common stock, which will occur upon the closing of this offering; and

    - on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered in this offering at an assumed
      initial public offering price of $      per share after deducting the
      underwriting discount and estimated offering expenses.

    You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                       DECEMBER 31, 1999
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                              ---------   ---------   -----------
                                                                        (IN THOUSANDS)
Long-term obligations, less current portion.................  $  4,203    $  4,203      $ 4,203
                                                              --------    --------      -------
Stockholders' equity:
  Preferred stock, $0.01 par value; no shares authorized,
    issued and outstanding, actual and pro forma; 10,000,000
    shares authorized, no shares issued and outstanding, pro
    forma as adjusted.......................................        --          --           --
  Convertible preferred stock, $0.01 par value; 40,000,000
    shares authorized, 28,802,000 shares issued and
    outstanding, actual;       shares authorized, none
    issued and outstanding pro forma and pro forma as
    adjusted................................................   185,209          --           --
  Common stock, $0.01 par value; 100,000,000 shares
    authorized 9,406,000 shares issued and outstanding,
    actual; 190,000,000 shares authorized,      shares
    issued and outstanding, pro forma;       shares issued
    and outstanding, pro forma as adjusted..................     2,348     212,557
  Additional paid-in capital................................    12,722      12,722       12,722
  Notes receivable from stockholders........................    (2,128)     (2,128)      (2,128)
  Deferred stock-based compensation.........................    (9,519)     (9,519)      (9,519)
  Deficit accumulated during the development stage..........   (56,360)    (56,360)     (56,360)
                                                              --------    --------      -------
    Total stockholders' equity..............................   132,272     157,272
                                                              --------    --------      -------
      Total capitalization..................................  $136,475    $161,475      $
                                                              ========    ========      =======

    The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of December 31, 1999 and excludes:

    - 1,260,000 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $0.82 per share;

    - 73,000 shares of common stock issuable upon exercise of outstanding warrants to purchase common and preferred stock with a weighted average exercise price of $6.40 per share; and

    - an additional 604,000 shares reserved as of December 31, 1999 for future stock option grants and purchases under our existing equity compensation plans.

                                    DILUTION

    Our net tangible book value per share immediately after this offering will be substantially less than the initial public offering price. Our pro forma net
tangible book value as of December 31, 1999 was $153,856,000 or   per share. Pro
forma net tangible book value per share represents the pro forma amount of total tangible assets less total liabilities, divided by the number of pro forma shares of common stock outstanding after giving effect to the conversion of our outstanding preferred stock into shares of common stock and the effect of our sale of 1,666,667 shares of Series D preferred stock for proceeds of approximately $25 million. After giving effect to the sale by us of the shares of common stock in this offering at an assumed initial
public offering price of $      per share, after deducting the underwriting
discount and estimated offering expenses, our pro forma as adjusted net tangible
book value as of December 31, 1999 would have been $      million, or $      per
share. This represents an immediate increase in pro forma as adjusted net
tangible book value of $      per share to existing stockholders and an
immediate dilution of $      per share to investors purchasing common stock in
this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of
    December 31, 1999.......................................   $
  Increase per share attributable to new investors..........
                                                               -----
Pro forma net tangible book value per share after the
  offering..................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

    Assuming the exercise in full of the underwriters' over-allotment option, our pro forma as adjusted net tangible book value at December 31, 1999 would
have been approximately $      per share, representing an immediate increase in
the pro forma net tangible book value of $      per share to our existing
stockholders and an immediate decrease in net tangible book value of $      per
share to new investors.

    The following table summarizes, on a pro forma as adjusted basis, as of December 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors at an assumed initial
public offering price of $      per share, before deducting the underwriting
discount and estimated offering expenses.

                                              SHARES PURCHASED        TOTAL CONSIDERATION
                                            ---------------------   ------------------------   AVERAGE PRICE
                                              NUMBER     PERCENT       AMOUNT       PERCENT      PER SHARE
                                            ----------   --------   -------------   --------   -------------
Existing stockholders.....................                      %   $218,283,000           %       $
New investors.............................                                                         $
                                            ----------    ------    ------------     ------
  Total...................................                 100.0%   $                 100.0%
                                            ==========    ======    ============     ======

    The discussion and the tables above assume no exercise of stock options or warrants outstanding on December 31, 1999 and no issuance of shares reserved for future issuance under our equity plans. As of December 31, 1999, there were:

    - 1,260,000 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $0.82 per share;

    - 73,000 shares of common stock issuable upon exercise of outstanding warrants to purchase common and preferred stock with a weighted average exercise price of $6.40 per share; and

    - an additional 604,000 shares reserved for future stock option grants and purchases under our existing equity compensation plans.

                            SELECTED FINANCIAL DATA

    The statement of operations data presented below for the fiscal years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, have been derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The period from our inception
(November 19, 1996) to December 31, 1996 has been included in the consolidated statement of operations for the year ended December 31, 1997 because the operating loss in this period was less than $1,000. The balance sheet data as of December 31, 1997 has been derived from our audited financial statements which are not included in this prospectus. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                               YEAR ENDED DECEMBER 31,             PERIOD FROM INCEPTION
                                         ------------------------------------      (NOVEMBER 19, 1996) TO
                                           1997          1998          1999          DECEMBER 31, 1999
                                         --------      --------      --------      ----------------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Research and development.............  $ 1,834       $ 10,434      $ 32,729              $ 44,997
  General and administrative...........    1,313          2,665         4,901                 8,879
  Acquired in-process research.........       --             --         6,934                 6,934
  Amortization of deferred stock-based
    compensation.......................       --             --         2,424                 2,424
  Other stock-based compensation.......       --             --           779                   779
                                         -------       --------      --------              --------
Total operating expenses...............    3,147         13,099        47,767                64,013
                                         -------       --------      --------              --------
Loss from operations...................   (3,147)       (13,099)      (47,767)              (64,013)
Interest income, net...................      183            834         6,636                 7,653
                                         -------       --------      --------              --------
Net loss...............................  $(2,964)      $(12,265)     $(41,131)             $(56,360)
                                         =======       ========      ========              ========
Net loss per share.....................  $ (5.24)      $  (6.65)     $ (11.99)
                                         =======       ========      ========
Shares used in computing net loss per
  share................................      566          1,843         3,430
                                         =======       ========      ========
Pro forma net loss per share...........                              $  (1.34)
                                                                     ========
Shares used in computing pro forma net
  loss per share.......................                                30,776
                                                                     ========

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1997       1998       1999
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............   $3,471    $15,242    $114,428
Working capital.............................................    2,916     12,637     105,847
Total assets................................................    4,395     20,874     147,175
Long-term liabilities.......................................      499      1,610       4,203
Deficit accumulated during development stage................   (2,964)   (15,229)    (56,360)
Total stockholders' equity..................................    3,296     16,437     132,272

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

OVERVIEW

    We are pioneering the discovery and development of multivalent drugs, a new class of small molecule drugs that we believe have the potential to treat a broad range of diseases. We have incurred net losses in each of the last three years of approximately $3.0 million in 1997, $12.3 million in 1998 and $41.1 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $56.4 million. We expect to incur substantial and increasing losses for at least the next several years as we continue to invest in research and development. We also expect to incur additional substantial charges related to stock-based compensation.

RECENT ACQUISITION

    On December 29, 1999, we acquired the net assets of Incara Research Laboratories, a division of Incara Pharmaceuticals Corporation, for $11.0 million in cash. We agreed to pay Incara Pharmaceuticals Corporation up to an additional $4.0 million if we receive milestone payments under a research collaboration and license agreement assumed by us as part of the acquisition. The transaction has been recorded as a purchase for accounting purposes. Consequently, the operating results of Incara Research Laboratories have been included in our consolidated financial statements from the date of acquisition. The purchase price has been allocated to the acquired net tangible and intangible assets based upon their respective estimated fair values as of the date of acquisition. Net tangible and intangible assets totaling $4.1 million will be amortized over their estimated useful lives, generally between three and seven years, resulting in charges to the consolidated statement of operations in future periods. In-process research totaling $6.9 million was charged to operations in 1999 because in our opinion, the technological feasibility of the acquired in-process research had not yet been established at the time of the acquisition. See note 2 of the notes to our consolidated financial statements.

    In connection with the acquisition, we assumed the rights and obligations under some sponsored research agreements and several license agreements. Under the sponsored research agreements, we are obligated to fund research in return for the right to license inventions resulting from the research. The license agreements generally provide us with exclusive worldwide rights to some technologies in exchange for license fees and royalties. We may terminate these agreements generally with six months' notice. Unless these agreements are amended or terminated, we expect to incur up to $1.0 million in annual research related expenses until at least 2007.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies, contract research costs for pre-clinical testing, and facility-related costs, including depreciation. Research and development expenses were $1.8 million in the year ended December 31, 1997, compared to $10.4 million in 1998 and $32.7 million in 1999. The increases in these expenditures were primarily due to increased staffing, contract research, and facility costs. The expenses in 1999 include $4.2 million in additional amortization resulting from the reduction in the useful lives of leasehold improvements to coincide with the remaining period in which we expected to use the related facility. We intend to continue to devote substantial resources to research and development. We expect research and development expenses to increase in future periods as a result of our acquisition of the net assets of Incara Research Laboratories, increased personnel costs, higher costs associated with a new facility, and as product candidates advance into later stages of development.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel costs to support our research and development activities, facility-related costs and professional fees. General and administrative expenses were $1.3 million for the year ended December 31, 1997, compared to $2.7 million in 1998 and $4.9 million in 1999. The increase from year to year was primarily attributable to higher employee and facility costs to manage and support our rapid growth. We expect that general and administrative expenses will increase as we increase staffing to manage and support continued growth of our research and development efforts and as we accommodate new demands associated with operating as a public company.

    ACQUIRED IN-PROCESS RESEARCH. Acquired in-process research of $6.9 million was expensed during 1999 in connection with our acquisition of the net assets of Incara Research Laboratories, which was effective December 29, 1999. See note 2 of the notes to our consolidated financial statements.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Deferred stock-based compensation is the difference between the deemed fair value for financial accounting purposes of our common stock on the date such stock options were granted and their exercise price. During 1999, approximately $11.9 million of deferred stock-based compensation was recorded. This amount is being amortized over the vesting period of the related options, generally four years. We recorded amortization of deferred stock-based compensation of $2.4 million in 1999. There was no amortization of deferred stock-based compensation in the years ended December 31, 1997 and 1998.

    In February 2000, we recorded an additional $14.0 million in deferred stock-based compensation related to new stock options granted to employees. We also recorded $22.0 million in stock-based compensation expense in February 2000 and $8.9 million in deferred stock-based compensation as a result of shortening the vesting periods for some stock options from nine years to six years, which resulted in a new measurement date for financial accounting purposes. The amortization of deferred stock-based compensation related to stock options granted through February 2000 as well as the charge recorded for the options with accelerated vesting will aggregate $36.6 million for the year ending December 31, 2000.

    OTHER STOCK-BASED COMPENSATION. Other stock-based compensation consists of options granted to non-employees, which are valued using the Black-Scholes method. These options may be subject to periodic re-valuation over their vesting terms based on changes in the value of our common stock. As a result, other stock-based compensation charges in future periods may vary significantly. Other stock-based compensation expense is recorded over the period that service is being rendered by these non-employees. We recorded other stock-based compensation expenses of $779,000 in 1999. There was no other stock-based compensation recorded in the years ended December 31, 1997 and 1998. The charge in 1999 consisted of $673,000 for the stock options issued to non-employees and $106,000 to record the value of warrants granted to a broker in connection with securing the lease agreement for our new facility. See note 7 of the notes to our consolidated financial statements.

INTEREST INCOME, NET

    Net interest income represents income earned on our cash, cash equivalents and marketable securities balances, offset by interest expense incurred on notes and capital leases. Net interest income was $183,000 in the year ended
December 31, 1997, compared to $834,000 in 1998 and $6.6 million in 1999. The increases in 1998 and 1999 were due to higher average cash balances resulting from the proceeds received from our preferred stock financings.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through the net proceeds from private placements of preferred stock, totaling $185.2 million in aggregate net proceeds. As of December 31, 1999, we had $114.4 million in cash, cash equivalents and marketable securities, excluding $4.7 million in restricted cash and cash equivalents. We maintain our cash and investment portfolio in depository accounts and highly liquid, interest bearing, investment grade securities.

    Our operating activities used cash of $2.4 million for the year ended December 31, 1997, compared to $10.1 million in 1998 and $20.2 million in 1999. Cash used in operating activities related primarily to funding net operating losses, excluding non-cash charges primarily associated with depreciation, amortization, acquired in-process research and stock-based compensation.

    Our investing activities used cash of $2.6 million for the year ended December 31, 1997, compared to $12.8 million in 1998 and $25.2 million in 1999. Additions of property and equipment were $470,000 during the year ended
December 31, 1997, compared to $3.0 million in 1998 and $17.9 million in 1999. Of the total property and equipment additions in 1999, approximately
$12.3 million related to leasehold improvements and equipment for our new facility, which we occupied in February 2000. Our investing activities in 1999 also included $11.0 million in cash related to the acquisition of the net assets of Incara Research Laboratories. We expect to continue to make significant investments in research and development and our administrative infrastructure, including the purchase of property and equipment to support our expanding operations.

    Financing activities provided cash of $6.4 million for the year ended December 31, 1997, compared to $24.9 million in 1998 and $153.4 million in 1999. These amounts consist primarily of net proceeds we received from the sale of preferred stock and proceeds from the issuance of common stock. As of December 31, 1999, we had $6.6 million available under an equipment financing arrangement, which we expect to utilize fully in 2000. As a result, we expect that payments under our capital lease obligations will increase in 2000.

    We believe that the net proceeds from this offering, together with our current cash, cash equivalents and marketable securities, will be sufficient to satisfy our anticipated operating needs for working capital, capital expenditures, and commitments for at least the next twelve months. However, it is possible that we may seek additional financing within this timeframe. We may raise funds through public or private financing, collaborative relationships or other arrangements. We cannot assure you that additional funding, if sought, will be available on terms favorable to us, if at all. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results.

YEAR 2000

    To date, we have not experienced any significant disruptions in critical information and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. We are not aware of any material problems resulting from Year 2000 issues, either with our internal systems, or the products and services of third parties that we rely on for our operations. We will continue to monitor our critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that latent Year 2000 matters that may arise are addressed promptly.

DISCLOSURE ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to changes in United States interest rates. Our exposure to market risk is confined to our cash and cash equivalents which have maturities of less than three months. We maintain an investment portfolio of depository accounts and highly liquid, interest bearing, investment grade securities. The securities in our investment portfolio are not leveraged, are classified as available-for-sale and, due to their very short-term nature, are subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that an increase in market rates would have any significant negative impact on the realized value of our investment portfolio. Our outstanding capital lease obligations and notes payable are all at fixed interest rates, and therefore, have minimal exposure to changes in interest rates.

RECENT ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement of Financial Accounting Standards No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In July 1999, the Financial Accounting Standards Board announced the delay of the effective date of Statement of Financial Accounting Standards No. 133 for one year, to the first quarter of 2001. To date, we have not engaged in derivative or hedging activities.

    In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We have adopted the provisions of SOP 98-1 on January 1, 1999. We capitalized costs totaling approximately $856,000 related to software placed in service during December 1999 in accordance with SOP 98-1. The expected asset life is 36 months.

                                    BUSINESS

    We are pioneering the discovery and development of multivalent drugs, a new class of small molecule drugs that we believe have the potential to treat a broad range of diseases. We have developed a proprietary, interdisciplinary approach that combines biology and chemistry to efficiently discover multivalent drugs. We believe that we are the leader in multivalent technology. We have assembled a world-class scientific team from the pharmaceutical and biotechnology industries to assist us in discovering important new drugs.

CONVENTIONAL SMALL MOLECULE DRUG DISCOVERY

    Most drugs are small molecules. In 1999, 47 of the top 50 selling drug products were small molecules, with total annual worldwide sales of approximately $69 billion. Small molecule drugs work by attaching to biological targets at matching binding sites. Biological targets generally fall into one of three types: enzymes, receptors and ion channels. Enzymes promote biochemical reactions, while receptors and ion channels regulate biological responses and cellular communication. A binding site is a specific region on a biological target into which a drug is designed to fit, analogous to a key fitting into a lock.

    The initial step in designing a drug to treat a specific disease is to identify a biological target that plays a role in the disease process. Scientists have identified several hundred targets for which drugs have been proven effective. We expect that advances in biomedical research will add significantly to this number. Once scientists have identified a target, they can attempt to treat the disease by creating a drug that is safe and interacts with this target effectively.

    Safety and efficacy considerations are addressed by creating a drug that is well matched to the binding site on its intended target, allowing it to bind tightly and precisely. Tight binding between a drug and its binding site permits more effective and longer interaction between the drug and the target, resulting in greater potency and duration of action. The more precise the fit between the drug and the binding site on its intended target, the better the drug can discriminate between its intended target and similar binding sites on unintended targets. A precise fit can therefore minimize undesired and possibly toxic side effects. The physical properties of a drug, such as charge and solubility, also affect how it can be administered into the body, how it distributes within the body and how readily it is cleared from the body.

                                     [LOGO]

[Diagram depicting the attachment of a small molecule drug to an intended target and to an unintended target.]

    It is difficult to create a superior drug because optimizing a structure often requires accepting a compromise among potency, duration of action and safety.

    POTENCY. Potency is a measure of a drug's ability to exert its desired therapeutic effect. Sub-optimal binding strength between a drug and its intended target limits the potency of many existing drugs. For example, many drug-resistant bacteria have targets that are not tightly bound by existing antibiotics. As a result, these drugs lack sufficient potency to effectively treat infections caused by these organisms.

    DURATION OF ACTION. Duration of action is a measure of the length of time a drug exerts its therapeutic effect. The duration of action of many existing drugs is limited by sub-optimal binding strength between the drugs and their intended targets. For example, current local anesthetics used for the treatment of post-operative pain provide insufficient duration of action, resulting in substantial post-operative discomfort.

    SAFETY. Safety is a measure of the number and severity of side effects produced by a drug. Side effects are often the result of a drug binding to unintended targets. For example, current drugs for the treatment of urinary incontinence do not effectively discriminate between intended and unintended targets, and therefore produce side effects such as severe dry mouth, constipation and blurred vision.

    Pharmaceutical companies seek to create superior drugs by improving upon existing drugs or by identifying new classes of drugs. Conventional drug discovery involves systematic trial and error that includes making incremental atom-by-atom changes to find the best fit between a drug and a single binding site. This process is expensive and time-consuming, with an average cost from discovery through development of approximately $500 million.

THE ADVANCED MEDICINE ADVANTAGE

    We are pioneering the discovery and development of multivalent drugs, a new class of small molecule drugs that we believe have the potential to treat a broad range of diseases. A multivalent drug simultaneously attaches to a biological target at multiple sites, unlike a conventional drug that attaches to only one site. We have shown that simultaneously attaching to multiple sites on a target can multiply the binding strength and selectivity of a drug, thereby significantly improving one or more of its key therapeutic properties, such as potency, duration of action or safety. We have developed a proprietary, interdisciplinary approach that combines biology and chemistry to efficiently discover multivalent drugs. We believe that we are the leader in multivalent technology. We have assembled a world-class scientific team from the pharmaceutical and biotechnology industries to assist us in discovering important new drugs.

    We are initially applying our technology to discover and develop multivalent drug candidates in substantial markets where current drugs fail to fully address medical needs due to limitations in potency, duration of action, or safety. We have focused on several disease categories in a broad range of markets where we believe our technology will provide a competitive advantage. These markets currently include post-operative pain, neuropathic pain, asthma, bacterial infection and urinary incontinence. In less than 30 months, our approach has yielded multivalent lead compounds in programs related to these five markets. In animal models that we believe are predictive of activity in humans, our multivalent lead compounds have demonstrated substantial improvements in potency, duration of action, or safety when compared to leading conventional drugs. One compound in our post-operative pain program has been advanced to pre-clinical testing. In addition, we have initiated exploratory research efforts into other significant therapeutic areas.

    We expect that a variety of important new drug targets for diseases such as cancer, chronic inflammation, and central nervous system disorders will emerge from biomedical research. We expect that the majority of these targets will be enzymes, receptors, and ion channels, target types for which we have already demonstrated the advantages of multivalency. We therefore believe that our multivalent drug discovery technology will allow us to produce drug candidates for some of these new targets. We plan to pursue some of these opportunities in collaboration with partners.

OUR STRATEGY

    Our objective is to discover, develop and commercialize important new drugs. To discover new drug compounds, the pharmaceutical industry expends significant effort and resources to make new compounds for proven targets as well for new targets that come from biomedical research. Improving existing drugs for proven targets continues to be a successful strategy; seven of the top ten selling drug products in 1999 were significant improvements to existing drugs that failed to fully address medical needs. In addition, we believe that the many new targets that emerge from biomedical research and the exploration of the human genome will represent a significant opportunity to create new drugs. We intend to apply our technology to both proven and emerging targets, initially focusing on targets for which there are existing drugs that fail to fully address medical needs. To achieve our objective, we intend to:

DISCOVER AND DEVELOP DRUG CANDIDATES FOR PROVEN TARGETS IN LARGE MARKETS

    We are initially concentrating our efforts on discovering and developing drug candidates for proven targets. We are focused on opportunities where:

    - existing drugs, although proven effective against a biological target, do not fully address medical needs relating to potency, duration of action or safety;

    - we believe our multivalent technology can be applied to create superior drug candidates that satisfy these unmet medical needs;

    - there are well-established and predictive animal models for pre-clinical testing that we believe will improve the probability of success in human clinical trials; and

    - there is a large market.

    Consistent with these criteria, we are currently focusing on the following areas:

    - pain management, a market with approximately $17.0 billion in 1999 worldwide drug sales;

    - bacterial infection, a market with approximately $24.7 billion in 1999 worldwide drug sales;

    - asthma, a market with approximately $8.9 billion in 1999 worldwide drug sales; and

    - urinary incontinence, a market with approximately $0.7 billion in 1999 worldwide drug sales.

    In addition, we have initiated exploratory efforts into other significant therapeutic areas.

RETAIN SIGNIFICANT COMMERCIAL RIGHTS TO MULTIVALENT DRUGS FOR PROVEN TARGETS

    In countries and medical markets where we can reach the market with a modest sales organization, we intend to retain the rights to commercialize our multivalent drugs developed against proven targets. We also intend to commercialize hospital-based products in the United States and possibly in Europe. In addition, we plan to enter into strategic alliances to commercialize products in therapeutic markets that require greater sales efforts and in countries where we may not be able to reach the market on our own, such as Japan.

COLLABORATE WITH PARTNERS TO DISCOVER AND DEVELOP DRUG CANDIDATES FOR NEW
  TARGETS

    We expect many new biological targets to emerge from advances in biomedical research and the exploration of the human genome. We expect that the majority of these targets will be enzymes, receptors and ion channels, target types for which we have already demonstrated the advantages of multivalency. We therefore believe that our multivalent technology will be applicable to many of these targets. We plan to enter into strategic alliances to pursue some of these opportunities because they will require substantially more time and resources than our current projects directed toward proven targets.

CONTINUE TO ENHANCE OUR TECHNOLOGY PLATFORM

    We will continue to invest significantly in multivalent and other related technologies to maintain our leadership position. We may license or acquire technologies that complement our core capabilities. We intend to vigorously protect and build on our existing intellectual property portfolio. In addition, we intend to augment our scientific and clinical expertise by hiring and working with leading scientists in academia and the pharmaceutical and biotechnology industries.

OUR TECHNOLOGY

    Multivalency refers to a single molecule simultaneously binding to multiple sites on a target. Multivalency can multiply both the strength and the selectivity of individual binding interactions. When applied to the interactions between drugs and biological targets, multivalency provides the basis for a novel approach to drug discovery. Multivalent drugs consist of multiple individual small molecule drug components joined by chemical linkers.

                                     [LOGO]

[Diagram depicting a multivalent drug, composed of drug components and a linker Diagram depicting the attachment of a multivalent drug to a target with multiple binding sites.]

    Our multivalent drug technology is based on an integration of the following biological and chemical insights:

    - many biological targets have multiple binding sites;

    - molecules that simultaneously attach to multiple binding sites can do so with considerably greater strength and selectivity than molecules that attach to only one binding site; and

    - greater strength and selectivity in binding provides the basis for superior therapeutic effects, including enhanced potency, increased duration of action or improved safety.

MANY BIOLOGICAL TARGETS HAVE MULTIPLE BINDING SITES

    The existence, location and orientation of multiple binding sites on a target can be

    - visualized through structural methods such as x-ray crystallography and molecular modeling;

    - indicated by biochemical experiments using unlinked compounds; or

    - inferred from gene sequencing information.

    Application of these methods has provided clear evidence for the existence of multiple binding sites on the major types of biological targets.

MULTIVALENT DRUGS MAY BE DESIGNED FOR THESE BIOLOGICAL TARGETS

    Our approach takes advantage of the increased binding strength and selectivity that comes from simultaneous interactions at multiple binding sites. Our technology platform enables us to optimize these interactions by varying a unique series of multivalent drug design characteristics, including the individual drug molecule components, linker attachment points on these components, linker length, geometry and physical properties.

    DRUG MOLECULE COMPONENTS. We may choose identical or different drug molecule components depending upon the nature of the multiple binding sites on the target. Our choice of the individual components is guided by the extensive efforts that have gone into the discovery and optimization of conventional drugs that attach at single binding sites.

    POSITIONS OF ATTACHMENT. The position where a linker is attached to an individual drug component determines that component's orientation relative to its intended binding site. We use target structural information and information about the effects of structural modifications on the activity of drug components to choose the points at which to attach linkers to the drug molecule components.

    LINKER LENGTH AND GEOMETRY. The spatial relationships between multiple binding sites on a target determine the linker lengths and angles that allow for multivalent binding. Therefore, the relative geometry in which the multiple drug components are displayed upon a linker is a key factor in determining the quality of multivalent binding. We use target structure information to guide our selection of linker length and geometry. We vary linker lengths and angles in order to optimize the fit between the multivalent compounds and their intended targets.

    LINKER PHYSICAL PROPERTIES. The physical properties of linkers, such as their charge or solubility, provide another means for influencing multivalent binding interactions. Linker physical properties can also impact key drug properties such as absorption, distribution, metabolism and excretion.

MULTIVALENT DRUGS MAY HAVE ENHANCED THERAPEUTIC PROPERTIES

    The pronounced increases in binding strength and selectivity that we have observed with multivalent interactions are typically greater than increases achieved through incremental atom-by-atom modifications of drugs that attach to single binding sites. Our studies to date indicate that these significant increases in binding strength and selectivity may translate into enhanced therapeutic effects by improving potency, duration of action or safety.

                                     [LOGO]

[Diagram comparing the multivalent drug discovery process with the conventional drug discovery process.]

    STRENGTH OF BINDING. A drug's potency and duration of action are influenced by the strength of its attachment to its target. Often, a drug's fit with its target is not tight enough to achieve optimal potency and duration. Because the attachment of one component of a multivalent drug facilitates and synergistically improves the attachment of the other components, multivalent drugs can bind more tightly than drugs that are able to attach to only one binding site.

    SELECTIVITY OF BINDING. A drug's safety profile depends upon its ability to discriminate among biological targets. Often, a drug will attach to a binding site on an unintended biological target that is similar to that of the intended target, thereby exerting undesired and potentially toxic side effects. Unlike conventional drugs, multivalent compounds can distinguish among biological targets on the basis of differences in the spatial relationships of their multiple binding sites. We believe this provides a unique advantage for discovering more selective drug candidates.

                                     [LOGO]

[Diagram depicting increased binding selectivity of a multivalent drug.]

INTEGRATED DRUG DISCOVERY AND DEVELOPMENT PLATFORM

    We have established an interdisciplinary approach to drug discovery and development that involves a unique combination of biology and chemistry. We use our insight into biological structures to systematically identify and evaluate targets with multiple binding sites. We combine this insight with our capabilities in multivalent chemical design and synthesis to create novel small molecules that can attach to multiple binding sites. Once we are able to produce multivalent lead compounds that are comparable or superior to the best compounds made by conventional methods and we believe that we can substantially improve upon them, we use our expertise in medicinal chemistry, analytical chemistry, biochemistry and pharmacology to refine these lead compounds into drug candidates. This interdisciplinary approach has yielded multivalent lead compounds in five programs. One compound in our post-operative pain program has been advanced to pre-clinical testing. Our drug discovery process involves the following four steps:

TARGET IDENTIFICATION AND PROJECT SELECTION

    Consistent with our strategy, we identify large markets where current therapies fail to fully address medical needs. To best evaluate these opportunities, we supplement our internal expertise with that of external scientific and research and development advisory boards that include leading scientists, clinicians and pharmaceutical executives. Using our knowledge and perspective of structural biology, we analyze proven targets relevant to unmet medical needs to determine which targets have multiple binding sites. Among these targets, we further evaluate whether the application of multivalent technology can be expected to lead to improved therapeutic benefit. We prioritize these targets to focus our discovery efforts where we believe we can create multivalent drugs that are the best drugs in their therapeutic classes. We then identify the critical limitations we must overcome and the animal models that will allow us to determine our probability for success.

    We also believe we can apply our multivalent technology to the discovery of drug candidates for new targets that emerge from advances in biomedical research and exploration of the human genome. We expect that the majority of these new targets will be enzymes, receptors and ion channels. We have demonstrated the benefits of multivalency when applied to these target types.

MULTIVALENT CHEMICAL DESIGN AND SYNTHESIS

    Once we have identified a target that meets our selection criteria and have chosen it for exploratory research, we design and create ordered libraries of multivalent compounds, known as arrays. The goal of array design and synthesis is to generate lead compounds for optimization. We use advanced techniques to create these arrays, including combinatorial chemistry, parallel synthesis and high throughput purification and analysis. In these arrays, we systematically vary the distinctive characteristics of the multivalent compounds, including the individual drug molecule components, linker attachment points on these components, and linker length, geometry and physical properties.

LEAD IDENTIFICATION AND OPTIMIZATION

    We identify lead compounds from arrays of multivalent compounds by performing a series of biochemical and pharmacological tests known as screens. We design high throughput screens that are specific to each target and from which results can be obtained rapidly and reproduced consistently.

    We test our multivalent compounds in cell-free assays to study their binding to the desired target in isolation. From these results, we are able to identify which compounds bind most tightly to their intended targets. In whole-cell assays, we analyze the activity of our multivalent compounds in a representative cellular environment. Whole-cell assays test a compound's effectiveness, cellular toxicity and ability to penetrate the cell.

    We use pharmacological screens in animal models to predict the activity of our multivalent compounds in the human body. These screens test potency, duration of action and safety, as well as other important drug properties such as absorption, distribution, metabolism and excretion.

    Multivalent compounds that exhibit activities comparable or superior to the best current drugs are advanced to the next stage as lead compounds. To date, we have identified lead compounds in five programs.

    Once a lead compound has been identified, we focus on making further improvements in the strength and selectivity of its binding to its intended target. This is achieved by systematically altering the lead compound's characteristics in smaller increments and conducting more refined biological and pharmacological assays. We focus on achieving potency, duration of action or safety profiles in animal models that we believe are predictive of superior therapeutic profiles in human patients. We also concentrate on pharmacological properties that are predictive of convenience of use, such as oral delivery or once-daily dosing.

DRUG CANDIDATE SELECTION AND DEVELOPMENT

    We conclude the lead identification and optimization process with the selection of a drug candidate to be advanced to pre-clinical testing. A candidate must display a clear potential to be the best drug in its therapeutic class. Furthermore, we only advance compounds that have well understood, acceptable safety profiles in animal toxicology models. The selection of drug candidates is made by our internal management team in conjunction with our research and development board. Our lead optimization efforts have yielded a drug candidate for post-operative pain, AMI-3817, that has entered pre-clinical testing.

    We have assembled a team of internal and external experts in drug development and marketing. This team prepares detailed development plans for our lead compounds and establishes rigorous target profiles for the selection of drug candidates. This team may also initiate early development activities on lead compounds based on the likelihood that these activities might significantly accelerate or improve the drug development process. These activities may include early pre-clinical safety studies, formulation activities, early manufacturing and market and competitive research.

    Once we select a drug candidate for development, we plan and manage drug manufacturing and formulation, pre-clinical safety studies and clinical trials. We possess expertise in pharmaceutical research and development, safety/toxicology, project management and clinical trial design. We have qualified a group of contract research organizations with expertise in our therapeutic areas of interest. These contract research organizations provide us with bulk manufacturing, formulation services and conduct our pre-clinical testing and will conduct clinical trials.

OUR DRUG DISCOVERY AND DEVELOPMENT PROGRAMS

    We have applied our multivalent technology in programs spanning a range of target types and therapeutic areas. We have shown in predictive animal models substantial increases in potency and duration of action for enzyme, receptor and ion channel targets, and increases in selectivity for receptor targets. We currently have one drug candidate for the management of post-operative pain in pre-clinical testing and lead compounds in four additional programs. In addition, we have initiated exploratory efforts in other therapeutic areas.

    The following table summarizes information relating to our drug discovery and development programs. As used in the table, the term "pre-clinical testing" refers to pharmacology and toxicology testing in animal models required to gather data necessary to comply with applicable regulatory protocols prior to submission of an Investigational New Drug application to the FDA. The term "lead identification and optimization" refers to the stage in which we are identifying and refining multivalent lead compounds from arrays through biochemical and pharmacological screens.


PROGRAM                                           STATUS                             KEY ACHIEVEMENTS
PAIN MANAGEMENT
  Post-operative pain               Pre-clinical Testing                 - Discovered compounds with increased
                                                                           duration of action in predictive animal
                                                                           models
                                                                         - Advanced AMI-3817 to pre-clinical
                                                                           testing

  Neuropathic pain                  Lead Identification and              - Discovered compounds that are potent
                                    Optimization                           against a proven neuropathic pain
                                                                           target
                                                                         - Demonstrated activity, oral
                                                                         availability and ability to penetrate the
                                                                           central nervous system in predictive
                                                                           animal models
ASTHMA                              Lead Identification and              - Discovered compounds that are potent
                                    Optimization                           and selective against a proven asthma
                                                                           target
                                                                         - Demonstrated extended duration of
                                                                         action in a predictive animal model
BACTERIAL INFECTION                 Lead Identification and              - Discovered compounds that rapidly kill
                                    Optimization                           certain drug-resistant bacteria and are
                                                                           active in predictive animal models of
                                                                           drug-resistant infection
URINARY INCONTINENCE                Lead Identification and              - Discovered compounds that are potent
                                    Optimization                           against a proven urinary incontinence
                                                                           target
                                                                         - Demonstrated increased potency while
                                                                           minimizing known side effects in
                                                                           predictive animal models

PAIN MANAGEMENT

    POST-OPERATIVE PAIN. Local anesthetics are widely used during surgical procedures, both to anesthetize incisions as well as to provide post-operative pain relief. According to the Centers for Disease Control and Prevention, there are approximately 50 million operations performed in the United States annually. A large number of these involve the use of local anesthetics. Current local anesthetics provide insufficient duration of action, resulting in substantial post-operative discomfort.

    We are developing AMI-3817, a novel multivalent local anesthetic. Animal models indicate that AMI-3817 has a duration of action of approximately
24 hours. If our results are reproduced in humans, AMI-3817 would represent a breakthrough relative to the longest-acting local anesthetic currently available, bupivacaine, which generally provides four to six hours of post-operative pain relief. Our data in relevant animal models also indicate that AMI-3817 is at least as safe as bupivacaine. Pre-clinical testing of AMI-3817 to enable the filing of an Investigational New Drug application is underway.

    NEUROPATHIC PAIN. Neuropathic pain is a chronic condition resulting from nerve damage. Current therapies typically provide only partial pain relief and produce side effects, including dizziness, constipation, sedation and, potentially, respiratory depression.

    Our goal is to produce a drug that is a significant advance in safely alleviating neuropathic pain. Using biochemical assays, we have identified a series of lead compounds that have demonstrated potency against a proven target for neuropathic pain. In predictive animal models, our lead compounds have demonstrated activity against neuropathic pain, oral availability or the ability to penetrate the central nervous system.

ASTHMA

    Asthma is a disease characterized by episodic constriction of the bronchial airways. It is one of the most prevalent chronic conditions, affecting more than 14 million people in the United States alone. Current treatment options consist primarily of inhaled therapies that typically require multiple dosing regimens, generally two to four times per day, and have significant side effects.

    Our goal is to produce a drug to control asthma that is long-acting and safe. Using biochemical assays, we have identified potent and selective compounds for a proven asthma target. We have demonstrated extended duration of action in a predictive animal model.

BACTERIAL INFECTIONS

    Despite the variety of antibiotics currently available, bacterial infections are a significant and growing medical problem. According to statistics from the Centers for Disease Control and Prevention, an estimated two million patients develop hospital-acquired bacterial infections in the United States each year, resulting in approximately 90,000 deaths. The need for more effective drugs is particularly acute because many bacterial strains, including some staphylococci, have become resistant to current drugs. As staphylococci can be particularly virulent and rapid-growing, there is a need for an antibiotic that is capable of not only killing these organisms but doing so rapidly.

    Our objective is to produce a drug that rapidly kills drug-resistant bacteria. Using biochemical assays, we have discovered potent lead compounds that rapidly kill disease-causing bacteria, including certain drug-resistant strains. In predictive animal models of drug-resistant infections, these compounds exhibit activity superior to that of existing leading antibiotics.

URINARY INCONTINENCE

    Urinary incontinence is characterized by the involuntary discharge of urine from the bladder. According to the Agency for Health Care Policy and Research, 13 million Americans suffer from urinary incontinence. Current therapies for the treatment of urinary incontinence lack selectivity for the bladder and produce side effects such as severe dry mouth, constipation and blurred vision.

    Our goal is to produce a drug that controls urinary incontinence without causing significant side effects. Using biochemical assays, we have identified potent compounds for a proven incontinence target. In predictive animal models, one of these compounds demonstrates potency with reduced side effects when compared to existing drugs.

GOVERNMENT REGULATION

    The development and commercialization of our drug candidates and our ongoing research will be subject to extensive regulation by governmental authorities in the United States and abroad. Before marketing in the United States, any drug we develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA under the federal Food, Drug and Cosmetic Act. Outside the United States, our ability to market a product depends upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. In any country, however, we will only be permitted to commercialize our drugs if the appropriate regulatory authority is satisfied that we have presented adequate evidence of the safety, quality and efficacy of our drugs.

    Before commencing clinical trials in humans in the United States, we must submit to, and receive approval from, the FDA for an Investigational New Drug application. The application is required to include the results of pre-clinical testing. Clinical trials are usually carried out in three phases and must be conducted under FDA oversight. Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population. If we obtain regulatory clearance of a product, this clearance will be limited to those disease states and conditions for which the product is effective, as demonstrated through clinical trials. Even if this regulatory clearance is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including costly recalls or withdrawal of the product from the market.

CORPORATE COLLABORATIONS

    We have retained the rights to all of our compounds, with the exception of some compounds acquired in connection with our acquisition of the net assets of Incara Research Laboratories. We intend to continue to invest our own funds to retain rights to significant product opportunities that we plan to commercialize ourselves. However, in the future we may pursue strategic collaborations to leverage the sales organizations of third parties in product markets we will be unable to effectively reach with a modest sales force. We may also enter into collaborations in countries where our potential products will need additional sales support, such as Japan. In addition, we plan to pursue strategic collaborations to develop and commercialize drugs for targets emerging from biomedical research.

COMPETITION

    Our research and development efforts are at an early stage. As the principles of multivalent drug design become more widely known and appreciated based on patent publications, scientific publications and regulatory filings, we expect the field to become highly competitive.

Pharmaceutical companies, biotechnology companies and academic and research institutions may seek to develop drug candidates based upon the principles underlying our multivalent technologies.

    In addition, any drug candidate that we successfully develop may compete with existing drugs that have long histories of safe and effective use and new therapeutic agents.

    Many of our potential competitors have substantially greater financial, technical and personnel resources than we do. In addition, many of these competitors have significantly greater drug commercialization experience than we do.

    Our ability to compete successfully will depend, in part, on our ability to:

    - discover and develop products that are superior to other products in the market;

    - attract qualified scientific and product development personnel;

    - obtain patent or other proprietary protection for our products and technologies;

    - obtain required regulatory approvals; and

    - successfully manufacture, market and sell any product that we develop.

PATENTS AND PROPRIETARY RIGHTS

    We will be able to protect our technology from unauthorized use by third parties only to the extent that our technology is covered by valid and enforceable patents or is effectively maintained as trade secrets. Our commercial success will depend in part on obtaining this patent protection. Accordingly, patents and other proprietary rights are essential elements of our business. Our policy is to seek United States and international patent protection for novel technologies and compositions of matter that are commercially important to the development of our business. We also seek protection through confidentiality and proprietary information agreements. We are a party to various license agreements that give us rights to compounds and technologies for use in our research and development processes. In connection with our acquisition of Incara Research Laboratories, we assumed a license agreement under which Incara exclusively licensed to Merck & Co., Inc. rights to certain anti-infective compounds discovered in a research program that terminated in 1999. As a result of our assumption of this agreement, we are entitled to receive certain royalties if Merck commercializes products arising out of this research program.

    As of March 1, 2000, we had filed 85 patent applications in the United States. We have also filed 48 Patent Cooperation Treaty applications which permit us to pursue patents outside of the United States. These applications include claims covering compositions of matter, including our potential drug candidates, methods of use, pharmaceutical formulations, and processes for making compounds along with methods of design, synthesis, selection and use relevant to multivalent drugs in general and to our research and development programs in particular.

EMPLOYEES

    As of December 31, 1999, we had 176 full-time employees, 49 of whom hold Ph.D. or M.D. degrees and 148 of whom were primarily engaged in research activities. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

ADVISORY BOARDS

    We have assembled a core team of scientific advisors and consultants who assist in evaluating our development approach and focusing our research strategy and direction.

SCIENTIFIC ADVISORY BOARD

    Our scientific advisors include researchers in the basic and clinical sciences in areas related to our technologies and therapeutic programs. Current members of our scientific advisory board include:

    - GEORGE WHITESIDES, SCIENTIFIC ADVISORY BOARD CHAIRMAN

      Mallinckrodt Professor of Chemistry, Harvard University

    - JOSEPH BONVENTRE

      Robert H. Ebert Professor of Molecular Medicine, Harvard University Medical School

    - GERALD CRABTREE

      Professor of Pathology & Developmental Biology, Investigator, Howard Hughes Medical Institute, Stanford University

    - DANIEL KAHNE

      Professor of Chemistry, Princeton University

    - ARNOLD LEVINE

      President, The Rockefeller University

    - STUART SCHREIBER

      Professor of Chemistry & Chemical Biology and Molecular & Cellular Biology, Harvard University

    - THOMAS WANDLESS

      Assistant Professor of Chemistry, Stanford University

RESEARCH AND DEVELOPMENT BOARD

    A research and development board, consisting of current and former industry leaders, reviews all of our potential drug candidates. Current members of our research and development board include:

    - P. ROY VAGELOS, RESEARCH AND DEVELOPMENT BOARD CHAIRMAN

      Retired Chairman and Chief Executive Officer, Merck & Co., Inc.

    - DEL BOKELMAN

      Retired Vice President, Safety Assessment, Merck Research Laboratories

    - PAUL FRIEDMAN

      President, DuPont Pharmaceuticals Research Laboratories

    - SEEMON PINES

      Retired Vice President, Process Research & Development, Merck & Co., Inc.

    - LEON ROSENBERG

      Retired President of Research & Development, Bristol-Myers Squibb Company

    - REYNOLD SPECTOR

      Retired Executive Vice President Clinical Sciences, Merck & Co., Inc.

FACILITIES

    Our headquarters are currently located in a facility in South San Francisco, California, consisting of approximately 110,000 square feet under a lease that will expire on March 31, 2012, This lease may be extended for two additional five-year periods. The current annual rental expense under this lease is approximately $1.9 million, subject to annual increases beginning in the year 2001. We also have an option to lease an additional 40,000 square feet in a second building which would be constructed adjacent to our facility in South San Francisco. In addition, we also maintain a facility in Cranbury, New Jersey, consisting of approximately 31,000 square feet under a lease that will expire in May 2007. The current annual rental expense under this lease is approximately $824,000. We believe that we will require additional space as our business expands.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings. However, we may become involved in litigation from time to time in the ordinary course of our business.

                                   MANAGEMENT

    The following table sets forth our executive officers, directors and key employees, their ages and the positions they held as of March 1, 2000.

NAME                                        AGE                      POSITION
----                                      --------   ----------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
James B. Tananbaum, M.D.................    36       President, Chief Executive Officer,
                                                     Director
Burton G. Christensen, Ph.D.............    69       Senior Vice President, Research
Marty Glick.............................    50       Senior Vice President, Finance and Chief
                                                     Financial Officer
Ted W. Love, M.D........................    40       Senior Vice President, Development
Bradford J. Shafer......................    39       Senior Vice President, General Counsel
                                                     and Secretary
P. Roy Vagelos, M.D. (1)(2).............    70       Chairman of the Board of Directors
Julian C. Baker (1)(2)..................    33       Director
Jeffrey M. Drazan (1)(2)................    41       Director
Robert V. Gunderson, Jr. (1)............    48       Director
Arnold J. Levine, Ph.D..................    60       Director
Wesley D. Sterman, M.D.(2)..............    39       Director
George M. Whitesides, Ph.D. (1).........    60       Director

KEY EMPLOYEES
David E. Boone..........................    56       Vice President and Chief Patent Counsel
John H. Griffin, Ph.D...................    38       Vice President and Chief Scientific
                                                     Officer
A. Gregory Sturmer......................    37       Vice President, Finance

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

EXECUTIVE OFFICERS AND DIRECTORS

    JAMES B. TANANBAUM, M.D., co-founded Advanced Medicine in 1996 and has served as our President and Chief Executive Officer and a director since our inception. From 1994 to 1996, he was a partner of Sierra Ventures, a private venture capital firm.

    Earlier in his career, Dr. Tananbaum held a variety of line operating management positions at Merck & Co., Inc. In 1991, Dr. Tananbaum founded GelTex Pharmaceuticals. While at Sierra Ventures, Dr. Tananbaum was also a founding investor and member of the board of directors of Intensiva Healthcare, Novamed Eyecare Management, and a founding investor in Healtheon.

    Dr. Tananbaum is the Vice-Chairman of the Harvard Medical School Advisory Council for Cell Biology and Pathology, a founding member of the Harvard/MIT Health Sciences and Technology Advisory Group and a member of the board of directors of the California Healthcare Institute. He is also a member of the Young Presidents' Organization. Dr. Tananbaum holds an M.D. degree from Harvard Medical School, an M.B.A. degree from Harvard Business School and B.S.E.E. and B.S. degrees from Yale University.

    BURTON G. CHRISTENSEN, Ph.D., co-founded Advanced Medicine in 1996 and has served as our Senior Vice President, Research since 1998. From 1992 until 1998, he served as a consultant to a number of pharmaceutical and biotechology companies. Dr. Christensen was employed by Merck

Research Laboratories, where he held various positions from 1956 until 1992, when he retired as a Senior Vice President.

    Dr. Christensen is a member of the American Chemical Society and the American Institute of Chemists and a fellow in the American Association for the Advancement of Science. Among his honors are the sixth Cecil L. Brown lectureship, the Thomas Alva Edison Patent Award, the Merck Directors Scientific Award and the Chemical Pioneer Award. Dr. Christensen holds a Ph.D. and an A.M. degree in Chemistry from Harvard University and a B.S. degree in Chemistry from Iowa State University.

    MARTY GLICK has been our Senior Vice President, Finance and Chief Financial Officer, since 1998. From 1987 to 1997 he was employed with Genentech, Inc., most recently as a Vice President of Finance. He earned an M.B.A. in Finance from the Kellogg School of Management at Northwestern University and a B.S.B.A. from Creighton University, where he graduated MAGNA CUM LAUDE. Mr. Glick is also a Certified Public Accountant and a Chartered Accountant (Canada).

    Mr. Glick is chair of the Biotechnology Industry Organization's Tax and Finance Committee.

    TED W. LOVE, M.D., has been our Senior Vice President, Development since 1998. From 1992 to 1998 he was employed with Genentech, Inc., most recently as Vice President of Product Development and Regulatory.

    Dr. Love holds an M.D. degree from Yale Medical School and a B.A. degree in Molecular Biology from Haverford College. He was a Robert Wood Johnson Foundation Scholar from 1988 to 1992 and received the International Thrombosis and Haemostasis Young Investigator Award in 1989. He serves as a Trustee on the Board of Managers of Haverford College.

    BRADFORD J. SHAFER, Esq. has been our Senior Vice President, General Counsel and Secretary since August 1999. From 1996 to 1999, he served as General Counsel of Heartport, Inc. From 1993 to 1996, Mr. Shafer was a partner in the Business and Technology Group at the law firm of Brobeck, Phleger & Harrison LLP.

    Mr. Shafer holds a J.D. from the University of California, Hastings College of the Law, where he was Editor-in-Chief of THE HASTINGS CONSTITUTIONAL LAW QUARTERLY from 1984 to 1985, and a B.A. MAGNA CUM LAUDE from the University of the Pacific.

    P. ROY VAGELOS, M.D., co-founded Advanced Medicine in 1996 and has served as Chairman of our board of directors since inception. He was Chairman of the Board of Trustees of the University of Pennsylvania from 1994 to 1999, and has served as a trustee since 1988. Dr. Vagelos served as Chief Executive Officer of Merck & Co., Inc., from 1985 to 1994, and Chairman of the board of directors of Merck from 1986 until 1994.

    Dr. Vagelos received the Enzyme Chemistry Award of the American Chemical Society in 1967. He is a member of the National Academy of Arts and Sciences and the American Philosophical Society. He has received honorary Doctor of Science degrees from Washington University, Brown University, the University of Medicine and Dentistry of New Jersey, New York University, Columbia University, the New Jersey Institute of Technology and Mount Sinai Medical Center; an honorary Doctor of Laws degree from Princeton University; and an honorary Doctor of Humane Letters from Rutgers University. He has received the Thomas Alva Edison Award from the State of New Jersey, the Lawrence A. Wien Prize from Columbia University, and the C. Walter Nichols Award from New York University's Stern School of Business.

    Dr. Vagelos is a Director of The Prudential Insurance Company of America, PepsiCo, Inc. and The Estee Lauder Companies, Inc. He is Chairman of the Board of Regeneron Pharmaceuticals, Inc. He is Co-Chairman of the New Jersey Performing Arts Center, a Trustee of The Danforth Foundation and a member of The Business Council.

    Dr. Vagelos holds an A.B. degree from the University of Pennsylvania and an M.D. from Columbia University College of Physicians and Surgeons.

    JULIAN C. BAKER has served as a director since January 1999. Together with his brother Felix J. Baker, he has managed healthcare investments for the Tisch family since 1994. The Baker brothers and their affiliates also manage other investment funds focused on the life sciences industry. Prior to his partnership with the Tisch family, Mr. Baker was employed by the merchant banking divisions of Credit Suisse First Boston and its affiliates.

    Mr. Baker is also a director of Neurogen Corporation, a pharmaceutical company, and several private companies. Mr. Baker holds an A.B MAGNA CUM LAUDE from Harvard University.

    JEFFREY M. DRAZAN has served as a director since December 1999. Mr. Drazan has been a General Partner with Sierra Ventures, a private venture capital firm, since 1985. Mr. Drazan currently serves as a Director of Vertel Corporation, as well as several private companies.

    Mr. Drazan holds a B.S.E. degree in Engineering from Princeton University and an M.B.A. degree from New York University's Graduate School of Business Administration.

    ROBERT V. GUNDERSON, JR., Esq. has served as a director since September 1999. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995.

    Mr. Gunderson holds a J.D. from the University of Chicago where he was Executive Editor of THE UNIVERSITY OF CHICAGO LAW REVIEW and is currently a member of the Law School's Visiting Committee. Mr. Gunderson also received an M.B.A. in finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University. Mr. Gunderson is a director of Heartport, Inc., as well as several private companies.

    ARNOLD J. LEVINE, Ph.D., has served as a director since inception. He has been President of The Rockefeller University since 1998. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996.

    Dr. Levine has been a member of the board of directors of Baxter International, Inc., a healthcare life sciences company, since 1994. He is a member of the National Academy of Sciences and has won the Lila Gruber Award from the American Academy of Dermatology, the first Charles Rodolphe Brupbacher Foundation Award from Zurich, Switzerland, the Memorial Sloan-Kettering Katharine Berkan Judd Award, the Josef Steiner Cancer Foundation Prize from Berne, Switzerland and the 17th Annual Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research. He has received honorary doctorates from the University Pierre and Marie Curie in Paris and the University of Pennsylvania. Most recently he has been elected to The Institute of Medicine of the National Academy of Sciences and has received the Thomas A. Edison Science Award from the State of New Jersey and the Ciba Drew Award in Biomedical Research. Dr. Levine was Editor-in-Chief of the JOURNAL OF VIROLOGY from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a B.A. from Harpur College, SUNY at Binghampton and a Ph.D. in Microbiology from the University of Pennsylvania.

    WESLEY D. STERMAN, M.D., has served as a director since April 1997.
Dr. Sterman co-founded Heartport, Inc., a cardiovascular medical device company, in 1992, and served as its President and Chief Executive Officer until 1998. He previously founded Endovascular Technologies, Inc., a vascular medical device company which is now a division of Guidant Corporation, and served as its President and Chief Executive Officer from 1989 to 1991.

    Dr. Sterman earned B.S. degrees with honors in Biology and in Chemistry from Stanford University, an M.B.A. from Stanford University Graduate School of Business, where he was selected as Arjay Miller Scholar, and an M.D. from Stanford University School of Medicine. He holds a California Medical License. He is currently a director of Heartport, Inc., Healthcentral.com, Inc., and several private companies. He is also a member of the Young President's Organization.

    GEORGE M. WHITESIDES, Ph.D., co-founded Advanced Medicine in 1996 and has served as a member of our board of directors since that time. He has been Mallinckrodt Professor of Chemistry at Harvard University since 1986. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University, and Chairman of the Chemistry Department from 1986 until 1989. He was a faculty member of the Massachusetts Institute of Technology from 1963 until 1982.

    Dr. Whitesides was a 1998 recipient of the National Medal of Science. In addition, he was recently awarded the Defense Advanced Research Projects Agency Award for Significant Technical Achievement and the Madison Marshall Award of the American Chemical Society, both in 1996. Among his recent advisory roles are positions with the National Research Council, the National Science Foundation, the Department of Commerce and the Department of Defense. He is a member of the American Academy of Arts and Sciences, the National Academy of Sciences, and the American Philosophical Society, and a fellow of the American Association for the Advancement of Science. He is a member of the editorial boards of 14 scientific journals and a reviewing editor for SCIENCE. Dr. Whitesides holds a Ph.D. in Chemistry from California Institute of Technology and a B.A. from Harvard University.

KEY EMPLOYEES

    DAVID E. BOONE, Esq., has been our Vice President and Chief Patent Counsel since January 2000. From March 1999 to December 1999, he was Of Counsel in the Intellectual Property Department at the law firm of Dorsey & Whitney LLP. From 1990 to 1998, Mr. Boone held a variety of positions in the patent department of Eli Lilly and Company, most recently as General Patent Counsel and Deputy General Counsel.

    Mr. Boone holds a J.D. from DePaul University, and a Ph.D. in Organic Chemistry and a B.S. in Chemistry from Oklahoma State University.

    JOHN H. GRIFFIN, Ph.D., co-founded Advanced Medicine in 1996 and has served as our Chief Scientific Officer since inception. From 1990 to 1997, he was an Assistant Professor of Chemistry at Stanford University.

    Dr. Griffin is the recipient of a number of research and teaching awards, including an Arthur C. Cope Scholar Award from the American Chemical Society and the Dean's Award for Distinguished Teaching from Stanford University. He is a member of the American Chemical Society and the American Academy of Arts and Sciences. Dr. Griffin earned a B.S. degree in Chemistry SUMMA CUM LAUDE from Hope College and a Ph.D. degree in Chemistry from the California Institute of Technology.

    A. GREGORY STURMER has been our Vice President, Finance since 1998. He was Corporate Controller of Vivus, Inc. from 1995 to 1998, Chief Financial Officer of a Northern California hospital from 1991 to 1995 and a manager with Arthur Andersen, LLP from 1984 to 1991. Mr. Sturmer is a Certified Public Accountant and has an M.B.A. from Pepperdine University and a B.S. SUMMA CUM LAUDE from California State University, Hayward.

ELECTION OF OFFICERS AND DIRECTORS

    Our executive officers are elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.

    All of our current directors were elected under the Amended and Restated Voting Agreement dated January 25, 1999, between us and some of our stockholders. Prior to the completion of this offering, we will increase the size of the board of directors by three members. We will fill two of these seats with directors nominated by current holders of a majority of our Series C Preferred Stock and approved by a majority of our directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has appointed a compensation committee consisting of Messrs. Baker, Drazan, Gunderson, Vagelos and Whitesides. The compensation committee reviews and evaluates the compensation and benefits of all of our officers, reviews general policy matters relating to compensation and benefits and makes recommendations concerning these matters to the board of directors. The compensation committee also administers our equity benefit plans.

    Our board of directors has also appointed an audit committee consisting of Messrs. Baker, Drazan, Sterman and Vagelos. The audit committee reviews, with our independent auditors, the scope and timing of the auditors' services, the independent auditors' report on our financial statements following completion of their audit, and our internal accounting and financial control policies and procedures. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

DIRECTOR COMPENSATION

    Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. Directors are also eligible to participate in our 2000 Director Option Plan and our 2000 Equity Incentive Plan. See "--Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of our compensation committee of our board of directors are Messrs. Baker, Drazan, Gunderson, Vagelos and Whitesides. No member of our board of directors serves as member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by James B. Tananbaum, our chief executive officer, and the executive officers during the fiscal year ended December 31, 1999 whose salary and bonus exceeded $100,000 for such fiscal year for services rendered in all capacities to us during the fiscal year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL                LONG-TERM
                                               COMPENSATION        COMPENSATION AWARDS
                                           --------------------   ---------------------
                                                                  SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY($)   BONUS($)        OPTIONS(#)         COMPENSATION ($)
---------------------------                ---------   --------   ---------------------   ----------------
James B. Tananbaum,
    PRESIDENT AND CHIEF EXECUTIVE
  OFFICER................................   343,031    160,000          --                    --
Burton G. Christensen,
    SENIOR VICE PRESIDENT, RESEARCH......   264,440    100,000          --                    129,633(1)
Marty Glick,
    SENIOR VICE PRESIDENT, FINANCE AND
    CHIEF FINANCIAL OFFICER..............   245,347     71,051          --                    --
Ted W. Love,
    SENIOR VICE PRESIDENT, DEVELOPMENT...   215,558     62,808          --                    --

--------------------------
(1) Consists of reimbursement of housing and transportation expenses.

EMPLOYMENT AGREEMENTS

    We have not entered into employment agreements with any of our executive officers.

CHANGE IN CONTROL SEVERANCE ARRANGEMENTS

    The compensation committee of the board of directors, as plan administrator of the 2000 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options under these plans in connection with a change in control of our company. Also, in connection with our adoption of the 2000 Equity Incentive Plan, we have provided that upon a change in control, each outstanding option and all shares of restricted stock will generally not accelerate vesting as long as the surviving corporation assumes the option or award or replaces it with a comparable award. In addition, an assumed option or award will become fully exercisable and fully vested if the holder's employment or service is involuntarily terminated within twenty-four months following a change in control.

    Our board of directors has adopted a Change in Control Severance Plan. Under our Change in Control Severance Plan, an employee is entitled to a cash payment equal to 100% of his then current base salary plus target bonus if he is involuntarily terminated within twenty-four months after a change in control. The Chief Executive Officer is entitled to a cash payment equal to 150% of his then current base salary plus target bonus if he is involuntarily terminated within twenty-four months after a change in control. A change in control includes:

    - a merger of Advanced Medicine after which our own stockholders own 50% or less of the surviving corporation or its parent company;

    - a sale of all or substantially all of our assets;

    - a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

    - an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Advanced Medicine, such as a holding company owned by our stockholders.

EMPLOYEE BENEFIT PLANS

1997 STOCK PLAN AND THE LONG TERM STOCK OPTION PLAN

    Our 1997 Stock Plan was adopted by our board of directors and approved by our stockholders in June 1997. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. As of March 1, 2000, 5,994,000 shares of common stock were reserved for issuance under this plan. Of these shares, 2,571,000 were issued upon exercise of stock options, 2,169,000 shares were subject to outstanding options and 1,254,000 shares were available for future grant.

    Our Long Term Stock Option Plan was adopted by our board of directors in June 1998 and approved by our stockholders in August 1998. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. As of March 1, 2000, 2,265,000 shares of common stock were reserved for issuance under this plan. Of these shares, 2,180,000 shares were issued upon exercise of stock options, and 85,000 shares were subject to outstanding options and no shares were available for future grant.

    No further option grants will be made under our 1997 Stock Plan or the Long Term Stock Option Plan after this offering. The options outstanding after this offering under the 1997 Stock Plan and the Long Term Stock Option Plan will continue to be governed by their existing terms, except that our board of directors has elected to extend the change in control acceleration feature of the 2000 Equity Incentive Plan, described below, to awards outstanding under these two plans.

2000 EQUITY INCENTIVE PLAN

    Our board of directors adopted our 2000 Equity Incentive Plan on February 26, 2000 to be effective on the effective date of the registration statement of which this prospectus is a part.

    SHARE RESERVE. We have reserved a number of shares of our common stock for issuance under our 2000 Equity Incentive Plan equal to the difference between
(i) twelve percent of the number of shares of common stock outstanding after this offering and (ii) the shares reserved under the 2000 Director Option Plan. In general, if options or shares awarded under our 2000 Equity Incentive Plan are forfeited, then those options or shares will become available for awards under our 2000 Equity Incentive Plan.

    ADMINISTRATION. The compensation committee of our board of directors administers the 2000 Equity Incentive Plan. The committee has the complete discretion to make all decisions relating to our 2000 Equity Incentive Plan. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

    ELIGIBILITY. Employees, members of our board of directors who are not employees and consultants are eligible to participate in our 2000 Equity Incentive Plan:

    TYPES OF AWARD. Our 2000 Equity Incentive Plan provides for the following types of awards:

    - incentive and nonstatutory stock options to purchase shares of our common stock;

    - restricted shares of our common stock; and

    - stock appreciation rights and stock units.

    CHANGE IN CONTROL. If a change in control occurs, an option or restricted stock award under our 2000 Equity Incentive Plan will generally not accelerate vesting if the the surviving corporation assumes the option or award or replace it with a comparable award. An option or award will become fully exercisable and fully vested if the holder's employment or service is involuntarily terminated within 24 months following the effective date of the change in control.

    AMENDMENTS OR TERMINATION. Our board may amend or terminate the 2000 Equity Incentive Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2000 Equity Incentive Plan will continue in effect indefinitely, unless the board decides to terminate the plan.

2000 DIRECTOR OPTION PLAN

    Our board of directors adopted our 2000 Director Option Plan on February 26, 2000.

    SHARE RESERVE. We have reserved 500,000 shares of our common stock for issuance under the plan. In general, if options granted under our 2000 Director Option Plan are forfeited, then those options will again become available for grants under the plan.

    ADMINISTRATION. The Director Option Plan will be administered by the compensation committee of our board of directors, although all grants under the plan are automatic and non-discretionary.

    ELIGIBILITY. Only the non-employee members of our board of directors will be eligible for option grants under the 2000 Director Option Plan.

    INITIAL GRANTS. Each non-employee director who first joins our board after the effective date of the 2000 Director Option Plan will receive an initial option for 50,000 shares. The initial grant of this option will occur when the director takes office. The initial options vest in three equal annual installments following the date of grant.

    ANNUAL GRANTS. At the time of each of our annual stockholders' meetings, beginning in 2001, each non-employee director who will continue to be a director after that meeting will automatically be granted an option for 10,000 shares of our common stock. However, a new non-employee director who is receiving the initial option will not receive this option in the same calendar year. These options are fully vested on the date of grant.

    AMENDMENTS OR TERMINATION. Our board may amend or terminate the 2000 Director Option Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2000 Director Option Plan will continue in effect indefinitely, unless the board decides to terminate the plan.

EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors adopted our Employee Stock Purchase Plan on February 26, 2000, to be effective on the effective date of the registration statement of which this prospectus is a part. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

    SHARE RESERVE. We have reserved 750,000 shares of our common stock for issuance under the plan. In addition, on January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 0.5% of the total number of shares of common stock that are outstanding at that time or, if less, by 500,000 shares.

    ADMINISTRATION The compensation committee of our board of directors will administer the plan.

    ELIGIBILITY. All of our employees are eligible to participate if we employ them for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the Employee Stock Purchase Plan at the start of any offering period.

    PURCHASE PRICE. The price of each share of common stock purchased under our Employee Stock Purchase Plan will be 85% of the lower of:

    - the fair market value per share of common stock on the date immediately before the first day of the applicable offering period, or

    - the fair market value per share of common stock on the purchase date.

    In the case of the first offering period, the price per share under the plan will not exceed 85% of the initial price per share to the public in this offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Upon the closing of this offering, we will adopt and file a new Amended and Restated Certificate of Incorporation and will restate our By-Laws. Our new Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of us. In addition, the new Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We intend to obtain liability insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

    In addition, we have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or officer. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officer, employees or agents in which indemnification would be required or permitted. We believe provisions in our new Amended and Restated Certificate of Incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                          TRANSACTIONS WITH AFFILIATES

    In April 1997, we entered into a consulting agreement with Dr. George M. Whitesides, one of our directors. Under the agreement, Dr. Whitesides has agreed to provide us with research, consulting, advisory and other technical services in exchange for an annual fee of $50,000. This agreement expires on April 6, 2001. In connection with this agreement, we sold 1,000,000 shares of our common stock to Dr. Whitesides for an aggregate purchase price of $10,000. We are permitted to repurchase these shares at cost from Dr. Whitesides upon his termination of service. Our repurchase right lapses in monthly installments through September 30, 2000. At December 31, 1999 our repurchase right had lapsed with respect to 811,703 of these shares.

    In November 1998, we entered into an agreement with Dr. P. Roy Vagelos in connection with his role as chairman of our board of directors. Under the agreement, Dr. Vagelos has agreed to provide half of his time assisting us with strategic management matters. This agreement is at-will and may be terminated by us or Dr. Vagelos at any time. In connection with this agreement, we loaned
Dr. Vagelos $400,000 to assist him with the exercise of an option to purchase 800,000 shares of common stock at an exercise price of $0.50 per share. The agreement provides that the loan is due upon the completion of vesting of the stock options granted to Dr. Vagelos. We are permitted to repurchase these shares at cost from Dr. Vagelos upon his termination of service. This repurchase right lapses in equal monthly increments ending in November 2008. We may accelerate the vesting of Dr. Vagelos' options in the discretion of our board of directors. We have also agreed to assist Dr. Vagelos with the purchase of a residence on the West Coast by providing him with $10,000 per month in housing support upon his request. To date, we have made no payments to Dr. Vagelos under this provision.

    During the fiscal year ended December 31, 1999, we retained the services of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, a law firm of which Mr. Gunderson, one of directors, is a founding partner. We expect to continue to retain the services of Gunderson Dettmer in the future.

    On October 2, 1998, we loaned James B. Tananbaum, our chief executive officer, $400,000 to exercise an option to purchase 800,000 shares of our common stock at a purchase price of $0.50 per share. We are permitted to repurchase these shares at cost from Dr. Tananbaum if he resigns without cause or is terminated for good reason. This repurchase right lapses in equal monthly increments ending in October 2002. This loan bears no interest and is due September 30, 2005. As of March 1, 2000, the full amount of the loan remained outstanding. The entire amount of this loan will be forgiven at the time of full vesting if Dr. Tananbaum is then an employee.

    On December 14, 1998, we loaned Burton G. Christensen, our senior vice president, research, $110,250 to exercise an option to purchase 225,000 shares of our common stock at a purchase price of $0.50 per share. On October 2, 1998 we loaned Dr. Christensen $37,050 to exercise an option to purchase 285,000 shares of our common stock at a purchase price of $0.13 per share. We are permitted to repurchase these shares at cost from Dr. Christensen if he resigns without cause or is terminated for good reason. This repurchase right lapses in equal monthly increments ending in February 2002. These loans bear no interest and are due on May 20, 2007 and January 17, 2002. As of March 1, 2000, the full amount of these loans remained outstanding. The entire amount of these loans will be forgiven at the time of full vesting if Dr. Christensen is then an employee.

    On October 2, 1998, we made two loans to Marty Glick, our senior vice president, finance and chief financial officer, for $100,000 each to purchase 400,000 shares of our common stock a purchase price of at $0.50 per share. We are permitted to repurchase these shares at cost from Mr. Glick if he resigns without cause or is terminated for good reason. This repurchase right lapses in equal monthly increments ending in July 2002 and July 2004. These loans bear no interest and are due on June 30, 2002 and June 30, 2007. As of March 1, 2000, the full amount of these loans remained outstanding. The entire amount of these loans will be forgiven at the time of full vesting if Mr. Glick is then an employee.

    On October 2, 1998, we made three loans to Ted W. Love, our senior vice president, development, for $74,000, $26,000 and $100,000 to purchase an aggregate of 400,000 shares of our common stock at a purchase price of $0.50 per share. We are permitted to repurchase these shares at cost from Dr. Love if he resigns without cause or is terminated for good reason. This repurchase right lapses in equal monthly increments ending in February 2002 and February 2004. These loans bear no interest and are due February 27, 2007 and February 27, 2002. As of March 1, 2000, the full amount of these loans remained outstanding. The entire amount of these loans will be forgiven at the time of full vesting if Dr. Love is then an employee.

    On June 28, 1999, we sold 11,765 shares of our Series C Convertible Preferred Stock to Dr. Wesley D. Sterman, one of our directors, at a purchase price of $8.50 per share.

    On March 9, 1999, we sold 28,325 shares of our Series C Convertible Preferred Stock to G&H Partners for a purchase price of $8.50 per share. Mr. Gunderson, one of our directors, is a partner in G&H Partners.

    On January 25, 1999, we sold 2,441,176 shares of our Series C Convertible Preferred Stock to Four Partners, L.P. for a purchase price of $8.50 per share. Mr. Baker, one of our directors, is a partner in Four Partners.

    On January 25, 1999, we sold 429,412 shares of Series C Convertible Preferred Stock to Sierra Ventures VI, L.P. for a purchase price of $8.50 per share and 41,176 shares of Series C Preferred Stock to Sierra Ventures Associates VI, L.P. for a purchase price of $8.50 per share. Mr. Drazan, one of our directors, is a general partner of SV Associates VI, L.P., the general partner of Sierra Ventures VI, L.P. and Sierra Ventures Associates VI, L.P.

    On January 25, 1999 we sold 235,924 shares of our Series C Convertible Preferred Stock to P. Roy Vagelos, chairman of our board of directors, for a purchase price of $8.50 per share.

    On October 5, 1999, we sold 10,000 shares of our Series C Convertible Preferred Stock to Bradford J. Shafer for a purchase price of $8.50 per share and 10,000 shares of Series C Preferred Stock to a trust for the benefit of Mr. Shafer's children, for a purchase price of $8.50 per share.

    On February 11, 2000, we loaned Bradford J. Shafer, our senior vice president, general counsel, $255,000 to purchase 300,000 shares of our common stock at a purchase price of $0.85 per share. We are permitted to repurchase these shares at cost from Mr. Shafer if he resigns without cause or is terminated for good reason. This repurchase right lapses in equal monthly increments ending in August 2003 and August 2005. These loans bear no interest and are due in August 2003 and August 2005. As of March 1, 2000 the full amount of these loans remained outstanding. The full amount of these loans will be forgiven at the full time of vesting if Mr. Shafer is then an employee.

    We believe that all transactions set forth above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy providing that all future transactions between us and any of our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 1, 2000 and as adjusted to reflect the sale of the shares of common stock in this offering of and the conversion of all outstanding shares of our convertible preferred stock by:

    - each person known by us to be the beneficial owner of more than 5% of our common stock;

    - our named executive officers;

    - each of our directors; and

    - all executive officers and directors as a group.

    Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.

    The number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised within 60 days after March 1, 2000. For purposes of calculating each person's or group's percentage of beneficial ownership, stock options and warrants exercisable within 60 days after March 1, 2000 are included for that person or group but not the stock options and warrants of any other person or group.

                                                                                  PERCENTAGE OF
                                                                                     SHARES
                                                                               BENEFICIALLY OWNED
                                                            NUMBER OF SHARES   -------------------
                                                              BENEFICIALLY      BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          OWNED         OFFERING   OFFERING
---------------------------------------                     ----------------   --------   --------
5% STOCKHOLDERS
Sierra Ventures VI, L.P.(2)...............................      4,450,588        11.4%
Sierra Ventures Associates VI, L.P.(3)....................      4,450,588        11.4%
William H. Gates, III(4)..................................      2,941,175         7.5%
Baker/Tisch Madison Partners, L.P.(5).....................      2,376,940         6.1%
MSD Portfolio L.P. - Investments..........................      2,117,647         5.4%
EXECUTIVE OFFICERS AND DIRECTORS
James B. Tananbaum, M.D.(6)...............................      2,600,000         6.7%
Marty Glick(7)............................................        412,000         1.1%
Burton G. Christensen, Ph.D(8)............................        525,000         1.3%
Ted W. Love, M.D.(9)......................................        400,000         1.0%
Julian C. Baker(10).......................................      2,441,176         6.3%
Jeffrey M. Drazan(11).....................................      4,450,588        11.4%
Robert V. Gunderson, Jr.(12)..............................        141,641           *
Arnold J. Levine, Ph.D.(13)...............................        110,000           *
Wesley D. Sterman, M.D.(14)...............................        679,765         1.7%
George M. Whitesides, Ph.D.(15)...........................      1,213,000         3.1%
P. Roy Vagelos, M.D.(16)..................................      2,135,294         5.5%
All executive officers and directors as a group
  (12 persons)............................................     15,428,464        39.6%

------------------------

  * Represents beneficial ownership of less than one percent of our outstanding common stock.

 (1) Unless otherwise indicated, the address for each beneficial owner is c/o Advanced Medicine, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

 (2) c/o Sierra Ventures, 3000 Sand Hill Road, Building 4, Suite 210, Menlo Park, California 94025. Includes 389,497 shares held by Sierra Ventures Associates VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures Associates VI, L.P. and Sierra Ventures VI, L.P.

 (3) c/o Sierra Ventures, 3000 Sand Hill Road, Building 4, Suite 210, Menlo Park, California 94025. Includes 4,061,091 shares held by Sierra Ventures VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures Associates VI, L.P. and Sierra Ventures VI, L.P.

 (4) c/o 2365 Carillon Point, Kirkland, Washington 98033. Includes 1,764,705 shares held by Castle Gate LLC and 1,176,470 shares held by Cascade Investment LLC, each of which are affiliated with Mr. Gates.

 (5) c/o 667 Madison Avenue, New York, New York 10021 Mr. Baker, one of our directors, is the managing member of Baker/Tisch Capital, LLC, which is the general partner of Baker/Tisch Madison Partners, LP.

 (6) Includes 599,652 shares subject to repurchase by us if Dr. Tananbaum resigns without cause or is terminated for good reason. Also includes 2,000,000 shares held by various trusts of which Dr. Tananbaum is a trustee. Does not include 87,500 shares of common stock subject to a stock option granted to Dr. Tananbaum on March 16, 2000.

 (7) Includes 261,111 shares subject to repurchase by us if Mr. Glick resigns without cause or is terminated by us for good reason. Does not include 43,750 shares of common stock subject to an immediately exercisable stock option granted to Mr. Glick on March 16, 2000.

 (8) Includes 365,041 shares subject to repurchase by us if Dr. Christensen resigns without cause or is terminated by us for good reason. Does not include 43,750 shares of common stock subject to an immediately exercisable stock option granted to Dr. Christensen on March 16, 2000.

 (9) Includes 233,334 shares subject to repurchase by us if Dr. Love resigns without cause or is terminated by us for good reason. Does not include 43,750 shares of common stock subject to an immediately exercisable stock option granted to Dr. Love on March 16, 2000.

 (10) Includes 2,376,940 shares held by Baker/Tisch Madison Partners, LP, and 64,236 shares held by FBB Associates. Mr. Baker is the managing member of Baker/Tisch Capital, LLC, which is the general partner of Baker/Tisch Madison Partners, LP. Mr. Baker is a general partner of FBB Associates.

 (11) c/o Sierra Ventures, 3000 Sand Hill Road, Building 4, Suite 210, Menlo Park, California 94025. Includes 4,061,091 shares held by Sierra Ventures VI, L.P. and 389,497 shares held by Sierra Ventures Associates VI, L.P. Mr. Drazan, one of our directors, is a general partner of SV Associates VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. and Sierra Ventures Associates VI, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures VI, L.P. and Sierra Ventures Associates VI, L.P.

 (12) c/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP,
      155 Constitution Drive, Menlo Park, California 94025. Includes 81,641 shares held by G&H Partners, of which Mr. Gunderson is a general partner. Mr. Gunderson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in G&H Partners. Also includes 50,000 shares subject to repurchase by us if Mr. Gunderson resigns as a director.

 (13) Includes 75,937 shares subject to repurchase by us if Dr. Levine resigns as a director.

 (14) Includes 50,000 shares subject to repurchase by us if Dr. Sterman resigns as a director.

 (15) Includes 339,257 shares subject to our right to repurchase if Dr. Whitesides ceases providing consulting services other than that of a director to us.

 (16) Includes 946,296 shares subject to our right to repurchase if Dr. Vagelos ceases providing services to us. Also includes 180,000 shares of common stock held in trust for the benefit of Dr. Vagelos' grandchildren, of which Dr. Vagelos is a trustee.

                          DESCRIPTION OF CAPITAL STOCK

    We intend to file a new Amended and Restated Certificate of Incorporation upon the closing of this offering. Effective upon the closing of this offering and the filing of our new Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 190,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

    Prior to the closing of this offering, and in accordance with our current Restated Certificate of Incorporation, as amended and then in effect, we were authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share, of which 10,232,000 shares were issued and outstanding as of March 1, 2000 and 40,000,000 shares of preferred stock, par value $0.01 per share, of which 28,802,000 shares were issued and outstanding as of March 1, 2000. Upon the closing of this offering, all outstanding shares of our preferred stock will automatically convert into 28,802,000 shares of common stock.

    The following summary description of our capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to our new Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, both of which will be in effect at the time of closing of this offering filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    As of March 1, 2000, there were 10,232,000 shares of common stock outstanding held by stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of common stock offered by us in this offering and the conversion of the
outstanding shares of preferred stock, there will be       shares of common
stock outstanding upon the closing of this offering. In addition, as of March 1, 2000, there were outstanding stock options for the purchase of 2,354,000 shares of common stock and outstanding warrants for the purchase an aggregate of 53,000 shares of preferred stock, which will convert into warrants to purchase shares of common stock on a one to one basis upon closing of this offering.

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of our common stock are entitled to receive ratably such dividends, if any, as the board of directors may declare out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, and after the satisfaction of the rights of any of our outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

PREFERRED STOCK

    Upon closing of this offering, our new Amended and Restated Certificate of Incorporation authorizes 10,000,000 shares, all of which are undesignated.

BLANK CHECK PREFERRED STOCK

    Our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an additional 10,000,000 shares of preferred stock in the aggregate, in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    Our stockholders have granted our board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAWS PROVISIONS; ANTI-TAKEOVER EFFECTS

EXCLUSION FROM SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law is a business combination statute that generally prohibits an "interested stockholder" (defined generally as a person beneficially owning 15% or more of a corporation's voting stock or an affiliate or associate of such person) from engaging in a "business combination" (defined to include a variety of transactions, including mergers and sales of 10% or more of a corporation's assets) with a Delaware corporation for three years following the time at which this person became an interested stockholder. This prohibition does not apply if:

    - the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

    - the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

    - at or subsequent to the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

    Section 203 permits the board of directors of a corporation to defend against takeover attempts and could act as a deterrent to potential takeover attempts as well. By electing not to be governed by Section 203, the board has concluded that it is in the best interests of the company not to preclude the company from entering into transactions with its large stockholders in the future.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

SALES OF RESTRICTED SHARES

    Based on shares outstanding on March 1, 2000, upon completion of this
offering, we will have outstanding an aggregate of              shares of common
stock, assuming no exercise of the underwriters' over-allotment option and no
exercise of outstanding options or warrants. Of these shares, the       shares
sold in this offering (with the exception of up to          shares which may be
sold to some of our existing stockholders) will be freely tradable without restrictions or further registration under the Securities Act, unless one of our existing affiliates as that term is defined in Rule 144 under the Securities Act purchases such shares.

    The remaining              shares of our common stock held by existing
stockholders are restricted shares or are restricted by the contractual provisions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act, which are summarized below. Of
these restricted shares,       shares will be available for resale in the public
market in reliance on Rule 144(k), all of which shares are restricted by the terms of the lock-up agreements described below. An additional shares will be available for resale in the public market in reliance on
Rule 144, all of which shares are restricted by the terms of the lock-up
agreements. The remaining       shares become eligible for resale in the public
market at various dates thereafter, all of which shares are restricted by the terms of the lock-up agreements.

    Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell some of its shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of
our common stock then outstanding, which will equal approximately       shares
immediately after this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about our company. Rule 144 also provides that our affiliates who are selling shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

OPTIONS

    Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or other rights granted under our equity plans may be resold, to the extent not restricted by the terms of the lock-up agreements, by persons, other than affiliates, beginning 90 days after the date of this prospectus, restricted only by the manner of sale provisions of
Rule 144, and by affiliates in accordance with Rule 144, without compliance with
its one-year minimum holding period. As of March 1, 2000,       shares will be
available for resale in the public market in reliance on Rule 701, all of which shares are restricted by the terms of the lock-up agreements. As of March 1, 2000, our board of directors had authorized an aggregate of up to shares of common stock for issuance under our existing equity plans. As of
March 1, 2000 options to purchase a total of       shares of common stock were
outstanding, all of which options are exercisable but restricted by our right to repurchase unvested shares upon the termination of an optionee's business
relationship with us. Of these options,       shares are no longer restricted by
our right of repurchase and will be eligible for sale, if not restricted by the terms of the lock-up agreements, in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this prospectus. All of the shares issuable upon exercise of these options are restricted by the terms of the lock-up agreements.

    We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register all shares of our common stock which have been issued or are issuable upon exercise of outstanding stock options or other rights granted under our equity plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, to the extent applicable.

WARRANTS

    As of March 1, 2000, we had outstanding warrants exercisable for a total of 53,000 shares of our preferred stock, all of which are currently exercisable. All of these shares are restricted by the terms of the lock-up agreements. These shares of preferred stock are convertible into common stock on a one for one basis upon closing of this offering.

LOCK-UP AGREEMENTS

    Except for sales of common stock to the underwriters in accordance with the terms of the underwriting agreement, we and our executive officers, directors, stockholders and substantially all of our optionholders have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of our common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch & Co. for a period of 180 days from the date of this prospectus. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of our common stock without the prior written consent of Goldman Sachs and Merrill Lynch. Goldman Sachs and Merrill Lynch, in their sole discretion, at any time or from time to time and without notice, may release for sale in the public market all or any portion of the shares restricted by the terms of the lock-up agreements. In addition, up to shares of our common stock which may be purchased by some of our existing stockholders will also be subject to similar lock-up agreements.

REGISTRATION RIGHTS

    Upon the expiration of the contractual lock-up period, certain of our stockholders will be entitled to require us to register under the Securities Act
up to a total of              shares of outstanding common stock under the terms
of an Amended and Restated Investors' Rights Agreement dated March 20, 2000. The Investor Rights Agreement provides that if we propose to register in a firm commitment underwritten offering any of our securities under the Securities Act at any time or times, if not restricted by the underwriters of the offering, the stockholders having registration rights shall be entitled to include shares of our common stock held by them in such registration. However, the managing underwriter of any offering may exclude for marketing reasons some or all of the shares from the registration. Some of these stockholders also have the right to require us, on no more than one occasion, to prepare and file a registration statement under the Securities Act registering the shares of common stock held by them. The Investor Rights Agreement terminates in 2005 on the fifth anniversary of this offering.

                                  UNDERWRITING

    Advanced Medicine and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Bear, Stearns & Co. Inc. are the representatives of the underwriters.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................
Bear, Stearns & Co. Inc.....................................
                                                                 ----------

  Total.....................................................
                                                                 ==========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Advanced Medicine to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to of this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Advanced Medicine. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                           Paid by Advanced Medicine

                                                               No           Full
                                                            Exercise      Exercise
                                                           -----------   -----------
Per Share................................................  $             $
Total....................................................  $             $

In addition, Bear, Stearns & Co. Inc. will receive a fee of $             from
Advanced Medicine at the closing of this offering.

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Advanced Medicine and its officers, directors, and security holders have agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date
180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

    At the request of Advanced Medicine, the underwriters have reserved at the
initial public offering price up to       shares of common stock for sale to
some of the holders of Advanced Medicine's preferred stock. Any shares purchased by these stockholders will be subject to a lock-up agreement pursuant to which these stockholders will agree not to dispose or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date
180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. At the request of Advanced Medicine, the underwriters have also
reserved for sale at the initial public offering price up to       shares of
common stock for sale to directors, officers and employees of Advanced Medicine and others that Advanced Medicine believes have contributed to its growth. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Advanced Medicine and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Advanced Medicine's historical performance, estimates of Advanced Medicine's business potential and earnings prospects, an assessment of Advanced Medicine's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Advanced Medicine has applied for quotation of its common stock on the Nasdaq National Market under the symbol "ADVM".

    In connection with this offering, the underwriters may purchase and sell shares of the common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, the underwriters may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Advanced Medicine estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $      .

    Advanced Medicine has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the shares of common stock to be issued in this offering will be passed upon for Advanced Medicine by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, and for the underwriters by Shearman & Sterling, Menlo Park, California. Members of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, participating in the consideration of legal matters related to the common stock offered by us in this offering are the beneficial owners of 159,059 shares of our common stock.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the financial statements of Advanced Medicine, Inc. at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Incara Research Laboratories at December 31, 1998 and 1999, and for each of the two years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act registering the common stock to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning our company and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement each statement being qualified by this reference. The registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Commission which can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
ADVANCED MEDICINE, INC., AUDITED FINANCIAL STATEMENTS
  Report of Ernst & Young LLP, Independent Auditors.........    F-2
  Consolidated Balance Sheets...............................    F-3
  Consolidated Statements of Operations.....................    F-4
  Consolidated Statement of Stockholders' Equity............    F-5
  Consolidated Statements of Cash Flows.....................    F-6
  Notes to Consolidated Financial Statements................    F-7

INCARA RESEARCH LABORATORIES, AUDITED FINANCIAL STATEMENTS
  Report of Ernst & Young LLP, Independent Auditors.........    F-25
  Balance Sheets............................................    F-26
  Statements of Operations..................................    F-27
  Statements of Cash Flows..................................    F-28
  Notes to Financial Statements.............................    F-29

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
  Unaudited Pro Forma Combined Statement of Operations......    F-34
  Notes to the Unaudited Pro Forma Combined Statement of
    Operations..............................................    F-36

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Advanced Medicine, Inc.

    We have audited the accompanying consolidated balance sheets of Advanced Medicine, Inc. (a development stage company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999 and for the period from inception (November 19, 1996) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Medicine, Inc. at December 31, 1998 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the period from inception (November 19, 1996) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
February 4, 2000, except for Notes 1, 8, and 10, as to which the date is March 20, 2000

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     UNAUDITED
                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                DECEMBER 31,         EQUITY AT
                                                            --------------------   DECEMBER 31,
                                                              1998       1999          1999
                                                            --------   ---------   -------------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  3,438   $111,428
  Marketable securities...................................    11,804      3,000
  Receivables.............................................        --      1,448
  Prepaid and other current assets........................       222        671
                                                            --------   --------
Total current assets......................................    15,464    116,547
Property and equipment, net...............................     5,243     21,988
Intangible assets.........................................        --      3,416
Restricted cash and cash equivalents......................        --      4,701
Other long-term assets....................................       167        523
                                                            --------   --------
Total assets..............................................  $ 20,874   $147,175
                                                            ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $  1,212   $  5,817
  Accrued personnel-related expenses......................       788      1,564
  Accrued expenses........................................       212      1,273
  Current portion of notes payable........................        67        433
  Current portion of capital lease obligations............       548      1,613
                                                            --------   --------
Total current liabilities.................................     2,827     10,700
Long-term portion of notes payable........................        84        934
Long-term portion of capital lease obligations............     1,526      3,269
Commitments
Stockholders' equity:
  Convertible preferred stock, $0.01 par value; 40,000
    shares authorized; 10,057 and 28,802 issued and
    outstanding at December 31, 1998 and 1999,
    respectively, at amount paid in (none pro forma);
    issuable in series; aggregate liquidation preference
    of $190,913 at December 31, 1999......................    31,592    185,209
  Common stock, $0.01 par value; 100,000 shares
    authorized; 9,346 and 9,406 shares issued and
    outstanding at December 31, 1998 and 1999,
    respectively, at amount paid in (38,208 shares pro
    forma)................................................     2,265      2,348       $187,557
  Additional paid-in capital..............................        --     12,722         12,722
  Notes receivable from stockholders......................    (2,201)    (2,128)        (2,128)
  Deferred stock-based compensation.......................        --     (9,519)        (9,519)
  Accumulated other comprehensive income..................        10         --             --
  Deficit accumulated during the development stage........   (15,229)   (56,360)       (56,360)
                                                            --------   --------       --------
Total stockholders' equity................................    16,437    132,272       $132,272
                                                            --------   --------       ========
Total liabilities and stockholders' equity................  $ 20,874   $147,175
                                                            ========   ========

                            See accompanying notes.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED DECEMBER 31,        PERIOD FROM INCEPTION
                                             ------------------------------   (NOVEMBER 19, 1996) TO
                                               1997       1998       1999        DECEMBER 31, 1999
                                             --------   --------   --------   -----------------------
Operating expenses:
  Research and development.................  $ 1,834    $ 10,434   $ 32,729            $ 44,997
  General and administrative...............    1,313       2,665      4,901               8,879
  Acquired in-process research.............       --          --      6,934               6,934
  Amortization of deferred stock-based
    compensation...........................       --          --      2,424               2,424
  Other stock-based compensation...........       --          --        779                 779
                                             -------    --------   --------            --------
Total operating expenses...................    3,147      13,099     47,767              64,013
                                             -------    --------   --------            --------
Loss from operations.......................   (3,147)    (13,099)   (47,767)            (64,013)
Interest income, net.......................      183         834      6,636               7,653
                                             -------    --------   --------            --------
Net loss...................................  $(2,964)   $(12,265)  $(41,131)           $(56,360)
                                             =======    ========   ========            ========
Net loss per share.........................  $ (5.24)   $  (6.65)  $ (11.99)
                                             =======    ========   ========
Shares used in computing net loss per
  share....................................      566       1,843      3,430
                                             =======    ========   ========
Pro forma net loss per share...............                        $  (1.34)
                                                                   ========
Shares used in computing pro forma net loss
  per share................................                          30,776
                                                                   ========

                            See accompanying notes.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 19, 1996) TO DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         CONVERTIBLE              COMMON                           NOTES
                                       PREFERRED STOCK             STOCK          ADDITIONAL    RECEIVABLE        DEFERRED
                                     --------------------   -------------------    PAID-IN         FROM         STOCK-BASED
                                      SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL     STOCKHOLDERS     COMPENSATION
                                     --------   ---------   --------   --------   ----------   -------------   --------------
Issuance of common stock to
  founders for cash at $0.01 and
  $0.13 per share in March, April,
  and September 1997...............       --    $     --     4,310      $   46     $    --        $    --         $     --
Issuance of Series A convertible
  preferred stock to private
  investors and warrant exercises
  for cash at $1.25 per share in
  April, June, and December 1997,
  net of issuance costs of $10.....    4,980    $  6,215        --          --          --             --               --
Net loss and comprehensive loss for
  the period from inception
  (November 19,1996) to
  December 31, 1997................       --          --        --          --          --             --               --
                                     -------    --------     -----      ------     -------        -------         --------
Balance at December 31, 1997.......    4,980       6,215     4,310          46          --             --               --
Issuance of Series A convertible
  preferred stock to private
  investors for cash at $4.00 per
  share in November 1998...........        8          32        --          --          --             --               --
Issuance of Series B convertible
  preferred stock to private
  investors and warrant exercises
  for cash at $5.00 per share in
  March, April, November, and
  December 1998....................    5,069      25,345        --          --          --             --               --
Stock option exercises at prices
  ranging from $0.13 to $0.50 per
  share for cash and notes during
  the year.........................       --          --     5,036       2,219          --         (2,201)              --
Comprehensive loss:
  Net loss.........................       --          --        --          --          --             --               --
  Net unrealized gain on marketable
    securities.....................       --          --        --          --          --             --               --
    Total comprehensive loss.......       --          --        --          --          --             --               --
                                     -------    --------     -----      ------     -------        -------         --------
Balance at December 31, 1998.......   10,057      31,592     9,346       2,265          --         (2,201)              --
Issuance of Series C convertible
  preferred stock to private
  investors for cash at $8.50 per
  share in January, February, and
  March 1999, net of issuance costs
  of $5,716........................   18,745     153,617        --          --          --             --               --
Stock option and warrant exercises
  at prices ranging from $0.13 to
  $0.85 per share for cash and
  notes during the year, net of
  repurchases......................       --          --        60          83          --             73               --
Other stock-based compensation
  related to grants of warrants,
  and stock options to
  non-employees....................       --          --        --          --         779             --               --
Deferred stock-based
  compensation.....................       --          --        --          --      11,943             --          (11,943)
Amortization of deferred
  stock-based compensation.........       --          --        --          --          --             --            2,424
Comprehensive loss:
  Net loss.........................       --          --        --          --          --             --               --
  Net change in accumulated
    unrealized gain/loss on
    marketable securities..........       --          --        --          --          --             --               --
    Total comprehensive loss.......       --          --        --          --          --             --               --
                                     -------    --------     -----      ------     -------        -------         --------
Balance at December 31, 1999.......   28,802    $185,209     9,406      $2,348     $12,722        $(2,128)        $ (9,519)
                                     =======    ========     =====      ======     =======        =======         ========

                                                          DEFICIT
                                       ACCUMULATED      ACCUMULATED
                                          OTHER         DURING THE         TOTAL
                                      COMPREHENSIVE     DEVELOPMENT    STOCKHOLDERS'
                                         INCOME            STAGE           EQUITY
                                     ---------------   -------------   --------------
Issuance of common stock to
  founders for cash at $0.01 and
  $0.13 per share in March, April,
  and September 1997...............       $ --           $     --         $     46
Issuance of Series A convertible
  preferred stock to private
  investors and warrant exercises
  for cash at $1.25 per share in
  April, June, and December 1997,
  net of issuance costs of $10.....         --                 --            6,215
Net loss and comprehensive loss for
  the period from inception
  (November 19,1996) to
  December 31, 1997................         --             (2,964)          (2,964)
                                          ----           --------         --------
Balance at December 31, 1997.......         --             (2,964)           3,297
Issuance of Series A convertible
  preferred stock to private
  investors for cash at $4.00 per
  share in November 1998...........         --                 --               32
Issuance of Series B convertible
  preferred stock to private
  investors and warrant exercises
  for cash at $5.00 per share in
  March, April, November, and
  December 1998....................         --                 --           25,345
Stock option exercises at prices
  ranging from $0.13 to $0.50 per
  share for cash and notes during
  the year.........................         --                 --               18
Comprehensive loss:
  Net loss.........................         --            (12,265)         (12,265)
  Net unrealized gain on marketable
    securities.....................         10                 --               10
                                                                          --------
    Total comprehensive loss.......         --                 --          (12,255)
                                          ----           --------         --------
Balance at December 31, 1998.......         10            (15,229)          16,437
Issuance of Series C convertible
  preferred stock to private
  investors for cash at $8.50 per
  share in January, February, and
  March 1999, net of issuance costs
  of $5,716........................         --                 --          153,617
Stock option and warrant exercises
  at prices ranging from $0.13 to
  $0.85 per share for cash and
  notes during the year, net of
  repurchases......................         --                 --              156
Other stock-based compensation
  related to grants of warrants,
  and stock options to
  non-employees....................         --                 --              779
Deferred stock-based
  compensation.....................         --                 --               --
Amortization of deferred
  stock-based compensation.........         --                 --            2,424
Comprehensive loss:
  Net loss.........................         --            (41,131)         (41,131)
  Net change in accumulated
    unrealized gain/loss on
    marketable securities..........        (10)                --              (10)
                                                                          --------
    Total comprehensive loss.......         --                 --          (41,141)
                                          ----           --------         --------
Balance at December 31, 1999.......       $ --           $(56,360)        $132,272
                                          ====           ========         ========

                            See accompanying notes.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,       PERIOD FROM INCEPTION
                                                              -------------------------------   (NOVEMBER 19, 1996) TO
                                                                1997       1998       1999        DECEMBER 31, 1999
                                                              --------   --------   ---------   ----------------------
OPERATING ACTIVITIES
Net loss....................................................  $(2,964)   $(12,265)  $(41,131)           $(56,360)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      154         570      6,262               6,986
    Acquired in-process research............................       --          --      6,934               6,934
    Amortization of deferred stock-based compensation.......       --          --      2,424               2,424
    Other stock-based compensation..........................       --          --        779                 779
    Changes in operating assets and liabilities:
      Receivables, prepaids and other current assets........      (45)       (177)    (1,897)             (2,119)
      Accounts payable and accrued expenses.................      229       1,195      5,607               7,031
      Accrued personnel-related expenses....................      183         605        776               1,564
                                                              -------    --------   --------            --------
Net cash used in operating activities.......................   (2,443)    (10,072)   (20,246)            (32,761)
                                                              -------    --------   --------            --------
INVESTING ACTIVITIES
Acquisition of net assets of IRL............................       --          --    (11,000)            (11,000)
Purchases of property and equipment.........................     (470)     (2,957)   (17,919)            (21,346)
Purchases of marketable securities..........................   (2,151)    (19,598)   (17,023)            (38,772)
Maturities of marketable securities.........................       --       9,955     25,817              35,772
Restricted cash and cash equivalents and other long-term
  assets....................................................      (11)       (156)    (5,057)             (5,224)
                                                              -------    --------   --------            --------
Net cash used in investing activities.......................   (2,632)    (12,756)   (25,182)            (40,570)
                                                              -------    --------   --------            --------
FINANCING ACTIVITIES
Proceeds from notes payable.................................      205          --        680                 885
Repayments of notes payable.................................       --         (54)      (160)               (214)
Payments of capital lease obligations.......................      (71)       (395)      (875)             (1,341)
Net proceeds from issuances of convertible preferred
  stock.....................................................    6,215      25,377    153,617             185,209
Net proceeds from issuances of common stock.................       46          18        156                 220
                                                              -------    --------   --------            --------
Net cash provided by financing activities...................    6,395      24,946    153,418             184,759
                                                              -------    --------   --------            --------
Net increase in cash and cash equivalents...................    1,320       2,118    107,990             111,428
Cash and cash equivalents at beginning of period............       --       1,320      3,438                  --
                                                              -------    --------   --------            --------
Cash and cash equivalents at end of period..................  $ 1,320    $  3,438   $111,428            $111,428
                                                              =======    ========   ========            ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Property and equipment acquired under capital lease
  arrangements..............................................  $   552    $  1,988   $  2,923            $  5,463
                                                              =======    ========   ========            ========
Issuances of common stock for notes receivable..............  $    --    $  2,201   $     22            $  2,223
                                                              =======    ========   ========            ========

                            See accompanying notes.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Advanced Medicine, Inc. ("Advanced Medicine" or the "Company"), an emerging pharmaceutical company, is developing a novel class of small molecules known as multivalent drugs. The period from inception (November 19, 1996) to December 31, 1996 has been included in the consolidated statement of operations for the year ended December 31, 1997 because the operating loss in this period was less than $1,000. Through December 31, 1999, the Company has been primarily involved in performing research and development activities, hiring personnel, and raising capital to support and expand these activities. Accordingly, the Company is in the development stage.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    In February 2000, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. Unaudited pro forma stockholders' equity has been adjusted for the assumed conversion to common stock of all shares of preferred stock outstanding at December 31, 1999.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of Advanced Medicine include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximated fair value at December 31, 1998 and 1999.

    Under certain lease agreements and letters of credit, the Company may be required from time to time to set aside cash as collateral. At December 31, 1999, there was $4.7 million of restricted cash and cash equivalents related to such agreements.

MARKETABLE SECURITIES

    The Company classifies its marketable securities as available-for-sale. Available-for-sale securities are carried at estimated fair value, with the unrealized gains and losses, if any, reported in stockholders' equity and included in accumulated other comprehensive income or loss. The cost of securities in this category is adjusted for amortization of premiums and accretion of discounts from

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the date of purchase to maturity. Such amortization is included in "interest income, net." Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are also included in interest income. The cost of securities sold is based on the specific identification method.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements and assets under capital leases are amortized over the shorter of their estimated useful lives or the related lease term.

INTANGIBLE ASSETS

    Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from three to seven years.

LONG-LIVED ASSETS

    Long-lived assets include property, equipment, and intangible assets. The carrying value of long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that the asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No impairment losses have been recognized to date.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain
research and development activities on behalf of the Company.   Costs to acquire
technologies to be used in research and development but which have no alternative future use or have not reached technological feasibility are expensed when incurred.

NET LOSS PER SHARE

    Net loss per share is calculated based on the weighted-average number of common shares outstanding during the period, less the weighted-average shares subject to repurchase. The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The following table presents the calculations of actual and pro forma net loss per share:

                                                     YEAR ENDED DECEMBER 31,
                                                ---------------------------------
                                                  1997        1998        1999
                                                ---------   ---------   ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                            AMOUNTS)
Actual:
Net loss......................................   $(2,964)   $(12,265)   $(41,131)
                                                 =======    ========    ========
Weighted average shares of common stock
  outstanding.................................     2,469       5,022       9,376
Less: weighted average shares subject to
  repurchase..................................    (1,903)     (3,179)     (5,946)
                                                 -------    --------    --------
Shares used in computing net loss per share...       566       1,843       3,430
                                                 =======    ========    ========
Net loss per share............................   $ (5.24)   $  (6.65)   $ (11.99)
                                                 =======    ========    ========

Pro forma:
Shares used above.............................                             3,430
Pro forma adjustment to reflect weighted
  average effect of assumed conversion of
  preferred stock.............................                            27,346
                                                                        --------
Shares used in computing pro forma net loss
  per share...................................                            30,776
                                                                        ========
Pro forma net loss per share..................                          $  (1.34)
                                                                        ========

    The Company has excluded all convertible securities, shares subject to repurchase, outstanding options, and outstanding warrants from the calculation of net loss per share because such securities are antidilutive for all periods presented. Had the Company been in a net income position, these securities would have been included in the calculation. These potentially dilutive securities consist of the following:

                                                              DECEMBER 31,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Convertible preferred stock........................   4,980      10,057     28,802
Repurchasable common shares outstanding............   2,936       6,926      5,298
Outstanding common stock options...................     361         132      1,260
Outstanding warrants...............................       4           8         73
                                                      -----      ------     ------
Total..............................................   8,281      17,123     35,433
                                                      =====      ======     ======

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) STOCK-BASED COMPENSATION

    The Company accounts for grants of stock options and common stock purchase rights to its employees according to the intrinsic value method and, thus, recognizes no stock-based compensation expense for options granted with exercise prices equal to or greater than the fair value of the Company's common stock on the date of grant. The Company records deferred stock-based compensation when the deemed fair value of the Company's common stock for financial accounting purposes exceeds the exercise price of the stock options or purchase rights on the date of grant. Any such deferred stock-based compensation is amortized over the vesting period of the individual options. Pro forma net loss information using the fair value method of accounting for grants of stock options to employees is included in Note 8.

    Options granted to non-employees are accounted for at fair value using the Black-Scholes method and may be subject to periodic re-valuation over their vesting terms. The resulting stock-based compensation expense is recorded over the service period in which the individual provides services to the Company.

COMPREHENSIVE LOSS

    Comprehensive loss is comprised of net loss and other comprehensive income or loss. Other comprehensive income or loss includes certain changes in equity that are excluded from net loss. Specifically, unrealized holding gains and losses on available-for-sale securities, which are reported separately in stockholders' equity, are included in accumulated other comprehensive loss. Comprehensive loss approximates net loss for all periods presented.

RECENT ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In July 1999, the Financial Accounting Standards Board announced the delay of the effective date of SFAS 133 for one year, to the first quarter of 2001. To date, the Company has not engaged in derivative or hedging activities.

    In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company adopted the provisions of SOP 98-1 on January 1, 1999. The Company capitalized costs totaling approximately $856,000 related to software placed in service during December 1999 in accordance with SOP 98-1. The expected asset life is 36 months.

2. RECENT ACQUISITION

    On December 29, 1999, the Company acquired substantially all of the net assets of Incara Research Laboratories ("IRL"), a division of Incara Pharmaceuticals Corporation ("Incara") for $11.0 million in cash. The Company agreed to pay Incara up to an additional $4.0 million if the

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

2. RECENT ACQUISITION (CONTINUED)
company receives milestone payments under a research collaboration and license agreement assumed by the Company as part of the acquisition. The transaction has been recorded as a purchase for accounting purposes. Consequently, the operating results of IRL have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price has been allocated to the acquired net tangible and intangible assets based upon their respective fair values as of the date of the acquisition, as follows:

                                                 AMOUNT       ESTIMATED USEFUL LIFE
                                             --------------   ---------------------
                                             (IN THOUSANDS)
Property and equipment.....................      $ 2,165      3-7 years
Assumed liabilities and acquisition
  costs....................................       (1,515)
                                                 -------
    Fair value of net tangible assets......          650
                                                 -------

Intangible assets:
    Core technology and other intangible
      assets...............................        3,063      7 years
    Assembled workforce....................          353      3 years
                                                 -------
      Fair value of intangible assets......        3,416
                                                 -------

Fair value of acquired assets..............        4,066
Fair value of aquired in-process
  research.................................        6,934
                                                 -------
Total purchase price.......................      $11,000
                                                 =======

    Management determined the allocation of the purchase price. The fair value of fixed assets purchased and assumed liabilities were determined to equal their respective historical net book value. The amount assigned to in-process research was determined based upon the estimated present value of the estimated risk adjusted future net cash flows from each potential product that could result from research projects in process at the time of the acquisition. The net cash flows of each in-process research project were estimated by forecasting total estimated revenues from sales and related operating expenses and other cash outlays. The resultant net cash flows were then multiplied by each project's estimated percentage of completion as of the purchase date to arrive at a risk adjusted forecast of cash flows attributable to projects prior to the purchase date. Finally, the net present value of these risk adjusted forecasts of net cash flows were calculated by applying discount rates of 35% to 40%, which reflect the level of risk and early stage of the research. The resulting risk adjusted net present value of $6.9 million was charged to operations in 1999 because the Company concluded that technological feasibility of the acquired in-process research had not yet been established at the acquisition date.

    The fair value of the core technology was estimated using the relief from royalty methodology, which estimates the present value of the technology based on the amount of royalties the Company might pay to an unrelated third party for the use of the technology. Core technology was valued at $2.0 million. Forecasted revenues expected to result from the technology were multiplied by

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

2. RECENT ACQUISITION (CONTINUED)
assumed royalty rates ranging from 0.75% to 1.50%. The resulting royalty stream was calculated by applying a discount rate of 23%.

    The assembled workforce was valued using the replacement cost method. This method estimates the value of the assembled workforce based on the cost to recruit and train a replacement workforce.

    The following pro forma consolidated results of operations have been prepared as if the acquisition of the net assets of IRL had occurred at the beginning of 1998 and 1999:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                         ---------------------
                                                           1998        1999
                                                         ---------   ---------
                                                         (IN THOUSANDS, EXCEPT
                                                          PER SHARE AMOUNTS)
Pro Forma:
    Collaborative revenue..............................  $    927    $  1,975
    Net loss...........................................  $(28,096)   $(47,505)
    Net loss per share.................................  $ (15.24)   $ (13.85)
    Shares used in computing pro forma net loss per
      share............................................     1,843       3,430

    Collaborative revenue represents research support and milestone payments that IRL received under a research collaboration and license agreement. There will be no additional research support revenue under this agreement as the research collaboration expired in December 1999. These revenues are not reflected in the Company's consolidated financial statements as the payments preceded the acquisition of the net assets of IRL. The pro forma net loss and net loss per share amounts for each period above include the acquired in-process research charge. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

3. COLLABORATIVE AGREEMENTS

    In connection with the acquisition of the net assets of IRL, the Company assumed the rights and obligations under some sponsored research and several license agreements. Under the sponsored research agreements, the Company is obligated to fund certain research in return for the right to license inventions resulting from the research. The license agreements generally provide the Company with exclusive worldwide rights to some technologies in exchange for license fees and royalties. The Company is obligated to pay annual maintenance fees until the termination of the agreements. In some cases, if the product covered under these agreements is commercialized, royalties paid will reduce these annual maintenance fees. The Company may terminate the agreements generally with six months' notice. Unless these agreements are amended or terminated, the Company will incur up to $1.0 million in annual research-related expenses until at least 2007.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

4. MARKETABLE SECURITIES

    The following is a summary of the Company's available-for-sale securities:

                                                                     DECEMBER 31,
                                              ----------------------------------------------------------
                                                             1998                          1999
                                              ----------------------------------   ---------------------
                                                                       ESTIMATED               ESTIMATED
                                              AMORTIZED   UNREALIZED     FAIR      AMORTIZED     FAIR
                                                COST        GAINS        VALUE       COST        VALUE
                                              ---------   ----------   ---------   ---------   ---------
                                                                    (IN THOUSANDS)
U.S. government agencies....................   $ 3,925       $ 5        $ 3,930    $      --   $      --
U.S. corporate notes........................     2,220        --          2,220           --          --
U.S. commercial paper.......................     5,753         4          5,757       98,701      98,701
Certificates of deposit.....................     1,185         1          1,186       11,274      11,274
Money market funds..........................        71        --             71        3,252       3,252
                                               -------       ---        -------    ---------   ---------
Total.......................................    13,154        10         13,164      113,227     113,227
Less amounts classified as cash and cash
  equivalents...............................    (1,360)       --         (1,360)    (105,526)   (105,526)
Less restricted amounts classified as
  long-term assets..........................        --        --             --       (4,701)     (4,701)
                                               -------       ---        -------    ---------   ---------
Amounts classified as marketable
  securities................................   $11,794       $10        $11,804    $   3,000   $   3,000
                                               =======       ===        =======    =========   =========

    The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. Realized gains or losses on available-for-sale securities for all periods presented were not significant. At December 31, 1999, the remaining contractual maturity of marketable securities was approximately four months.

5. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
                                                              (IN THOUSANDS)
Construction in progress..................................   $   --    $12,256
Leasehold improvements....................................    2,537      6,564
Laboratory equipment......................................    2,722      7,343
Computer equipment, software, and systems implementation
  costs...................................................      508      2,566
Furniture and fixtures....................................      200        245
                                                             ------    -------
                                                              5,967     28,974
Less accumulated depreciation and amortization............     (724)    (6,986)
                                                             ------    -------
Property and equipment, net...............................   $5,243    $21,988
                                                             ======    =======

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

5. PROPERTY AND EQUIPMENT (CONTINUED)
    In anticipation of the Company's occupancy of its new facility in February 2000, the Company shortened the remaining estimated useful lives of leasehold improvements in its existing facility to coincide with the remaining period in which the Company expected to utilize the related facility. This change in estimate resulted in an increase in amortization expense of $4.2 million which was included in research and development expense in the statement of operations in 1999.

6. LONG-TERM OBLIGATIONS

    At December 31, 1999, the Company's aggregate commitments under notes payable and capital lease agreements was as follows:

                                                   NOTES PAYABLE   CAPITAL LEASES
                                                   -------------   --------------
                                                           (IN THOUSANDS)
Year ending December 31,
  2000...........................................     $  551           $ 1,996
  2001...........................................        522             1,558
  2002...........................................        229             1,010
  2003...........................................         84               573
  2004...........................................         84               542
  Thereafter.....................................        206                --
                                                      ------           -------
Total minimum note or lease payments.............      1,676             5,679
Amount representing interest.....................       (309)             (797)
                                                      ------           -------
Present value of future payments.................      1,367             4,882
Current portion..................................       (433)           (1,613)
                                                      ------           -------
Long-term portion................................     $  934           $ 3,269
                                                      ======           =======

CAPITAL LEASE AGREEMENTS

    Equipment and leasehold improvements financed under capital lease arrangements are included in property and equipment and the related amortization is included in depreciation and amortization expense. The cost of assets financed under capital leases was $2.5 million and $5.6 million for the years ended December 31, 1998 and 1999, respectively. The related accumulated amortization was $510,000 and $1.5 million at December 31, 1998 and 1999, respectively.

    In March 1999, the Company completed all lease draws available under a capital lease agreement entered into in May 1997, which provided for an aggregate draw of up to $3.0 million. Each lease is scheduled to be repaid over 48 months and the Company has the option to purchase the assets at the end of the term at the then fair value. In connection with this capital lease agreement, the Company issued warrants in May 1997 and April 1998 to purchase 32,000 and 24,000 shares of the Company's Series A and Series B convertible preferred stock at a purchase price of $1.25 and $5.00 per share, respectively. The warrants are exercisable for seven years after the date of issuance or three years after the Company's initial public offering, whichever is longer.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

6. LONG-TERM OBLIGATIONS (CONTINUED)
The value of the warrants was not considered significant, and therefore, no value for the warrants was recorded in the Company's consolidated financial statements.

    In May 1999, the Company entered into a capital lease agreement for up to $9.0 million with a financing company. At December 31, 1999, $2.4 million in equipment has been financed under this arrangement. Each lease is scheduled to be repaid over 60 months, and the Company has the option to purchase the assets at the end of the term at the then fair value. The agreement includes a liquidity covenant that requires the Company to maintain an unrestricted cash balance of at least $50.0 million on the last day of each calendar quarter during the 60-month term of any lease schedule. Each lease schedule is collateralized by the underlying assets and, from time to time, the Company is also required to set aside cash as collateral.

    As part of the acquisition of the net assets of IRL, the Company assumed capital lease agreements which have remaining lease terms ranging from one to four years and interest rates ranging from 5% to 10%. The agreements require the purchase of the leased assets at the end of the term at up to 25% of the original cost.

NOTES PAYABLE

    In 1999, the Company financed, through notes payable to a financing company, approximately $732,000 of costs related to software licensing and systems implementation. The notes are payable in equal quarterly installments over 36 months at effective interest rates ranging from approximately 8.3% to 9.0%. At December 31, 1999, $587,000 of principal was outstanding under these notes.

    As part of the acquisition of the net assets of IRL, the Company assumed two notes issued for the purchase of computer and laboratory equipment and leasehold improvements. These notes are payable in monthly installments, bear interest at an annual rate between 11.5% and 13.4%, and expire in June 2002 and June 2007, respectively. At December 31, 1999, $695,000 of principal was outstanding under these notes.

7. OPERATING LEASES

    At December 31, 1999, the Company's future minimum lease payments under non-cancelable operating leases are as follows:

                                                       MINIMUM LEASE PAYMENTS
                                                       ----------------------
                                                           (IN THOUSANDS)
Year ending December 31,
  2000...............................................         $ 2,757
  2001...............................................           3,321
  2002...............................................           3,411
  2003...............................................           3,498
  2004...............................................           3,578
  Thereafter.........................................          24,431
                                                              -------
                                                              $40,996
                                                              =======

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

7. OPERATING LEASES (CONTINUED)
    Rent expense for the years ended December 31, 1997, 1998 and 1999, and for the period from inception (November 19, 1996) to December 31, 1999 was $112,000, $563,000, $650,000, and $1.3 million, respectively.

    In February 1999, the Company entered into an operating lease agreement for a new facility comprising approximately 110,000 square feet. The 12-year term of the lease commenced upon the Company's occupancy of the facility in February 2000. The lease agreement provides for scheduled rent increases annually over the lease term and future minimum lease payments total approximately $34.8 million. The Company also has an option to lease an additional 40,000 square feet in a building which would be constructed adjacent to its current facility.

    The Company will recognize rent expense on a straight-line basis and record deferred rent up to an aggregate of $1.5 million through December 2005. The lease agreement provides the Company with a tenant improvement allowance of $5.0 million (the "Allowance") of which $1.7 million has been drawn and $1.4 million is recorded as a receivable at December 31, 1999. In addition, the landlord will provide the Company, at its request, a loan of up to $2.8 million to be applied toward the completion of tenant improvements after the Allowance is disbursed. The loan will bear interest at 12% per annum and must be repaid by the Company over the lease term. Concurrently with the execution of the lease agreement, the Company delivered a letter of credit in the amount of $2.8 million as security for the Company's performance of its future obligations under the lease. An equal amount of $2.8 million has been set aside as restricted cash in connection with the letter of credit. In addition, the Company issued warrants to a broker in February 1999 for the purchase of 20,000 shares of the Company's Series C convertible preferred stock at a purchase price of $8.50 per share. The warrants are exercisable for five years after the date of issuance and remain outstanding at December 31, 1999. The Company calculated the fair value of the warrants using the Black-Scholes method. A charge of $106,000 was recorded as commission expense in 1999 for the value of the warrants.

    The Company's operating lease commitments for its previously occupied facilities extend through the year 2005 and aggregate $5.2 million. This amount has been excluded from the table above as the Company is currently negotiating with several parties to sublease this facility at rates that are higher than the Company's lease commitment.

    As part of the acquisition of the net assets of IRL, the Company assumed an operating lease commitment for a 32,000 square foot facility with a remaining lease term of eight years. Aggregate future minimum lease payments under this commitment total approximately $6.2 million.

8. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

    During 1997, the Company sold 4,980,000 shares of Series A convertible preferred stock to private investors for net proceeds of $6.2 million. During 1998, the Company sold an additional 8,000 shares of Series A convertible preferred stock and 5,069,000 shares of Series B convertible preferred stock for net proceeds of $32,000 and $25.3 million, respectively. During 1999, the

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
Company sold 18,745,000 shares of Series C convertible preferred stock for net proceeds of $153.6 million.

    In connection with the Series C convertible preferred stock financing in January 1999, the Company issued warrants to purchase 50,000 shares of the Company's common stock at a purchase price of $0.85 per share and 25,000 shares of the Company's Series C convertible preferred stock at a purchase price of $10.20 per share. Of these, warrants to purchase 20,000 and shares of the Company's common stock and 25,000 shares of the Company's Series C convertible preferred stock remain outstanding at December 31, 1999. Because these warrants are considered equity issuance costs, no value was recorded since the net impact on stockholders' equity would have been zero.

    All series of preferred stock are convertible at the option of the holder at any time into common stock on a one-for-one basis, subject to certain adjustments for antidilution, and carry voting rights equivalent to common stock. Each share of preferred stock automatically converts into one share of common stock in the event of an initial public offering of the Company's common stock in which gross offering proceeds exceed $30.0 million and the offering price is at least $10.00 per share, or as of the date specified by consent of the holders of at least 66 2/3% of the then outstanding shares of preferred stock. Holders of convertible preferred stock are entitled to noncumulative dividends if and when declared by the board of directors. No dividends have been declared through December 31, 1999. Upon liquidation, the Series A, B, and C preferred stockholders are entitled to receive an amount equal to $1.25, $5.00, and $8.50 per share, respectively, plus the aggregate amount of any declared but unpaid dividends. After the above distributions have been made, remaining amounts shall be distributed among the holders of common stock.

    The convertible preferred stock authorized, issued, and outstanding at December 31, 1999 is as follows (in thousands):

                                 AUTHORIZED    SHARES ISSUED    AGGREGATE LIQUIDATION
                                   SHARES     AND OUTSTANDING        PREFERENCE
                                 ----------   ---------------   ---------------------
Series A.......................     5,020           4,988              $  6,235
Series B.......................     5,100           5,069                25,345
Series C.......................    18,823          18,745               159,333
                                   ------          ------              --------
                                   28,943          28,802              $190,913
                                                   ======              ========
Undesignated...................    11,057
                                   ------
                                   40,000
                                   ======

STOCK OPTION PLANS

    In June 1997, the board of directors adopted the 1997 Stock Option Plan (the "1997 Plan"). In June 1998, the board of directors adopted the Long-Term Option Plan (the "Long-Term Plan"). These plans provide for the granting of incentive and nonstatutory stock options to employees, officers, directors, and consultants of the Company. Incentive stock options may be granted with

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
exercise prices not less than fair value, and nonstatutory stock options may be granted with an exercise price not less than 85% of the fair value of the common stock on the date of grant. Stock options granted to a stockholder owning more than 10% of voting stock of the Company may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant. The board of directors determines the fair value of common stock. Stock options are generally granted with terms of up to ten years and vest over a period of four years under the 1997 Plan and over five years beginning after the fourth year of employment or service under the Long-Term Plan.

    In February 2000, the board of directors approved the shortening of the vesting period of options granted under the Long-Term Plan from the original vesting period of nine years to six years, with vesting beginning as of the employee's respective hire date. This change will result in a remeasurement for financial accounting purposes, and the Company expects to record a stock-based compensation charge of $22.0 million and deferred stock-based compensation of $8.9 million in February 2000 related to these options which will be amortized over the remaining vesting periods.

    In addition to options granted under the 1997 Plan and the Long-Term Plan, in December 1998 the Company granted options to purchase 1,350,000 shares of common stock at an exercise price of $0.50 per share to certain outside directors and a key employee, of which 85,000 shares were repurchased in 1999. These options were exercised in full for full-recourse notes (see below) during 1998, subject to the Company's repurchase rights which lapse over a period ranging from four to nine years or upon the achievement of certain milestones.

    During 1998, the Company allowed all stock option holders to exercise their options at the date of grant by executing stock purchase agreements and full-recourse notes payable to the Company. The stock purchase agreements provide the Company with the right to repurchase these shares upon terms consistent with the vesting schedules of the underlying options. The Company shall forgive the entire unpaid principal sum of the note if the optionee remains in continuous service from the date of the note until its maturity date. Such maturity date corresponds to the end of the vesting period of the underlying option and ranges from four to nine years from the date of the original option grant. As of December 31, 1999, the unpaid balance on the notes totaled $2.1 million.

    The Company accounts for employee stock options using their intrinsic value at the date of grant. Pro forma information regarding net loss has been determined as if the Company had accounted for its employee stock options granted since inception under the fair value method. The effect of applying the minimum value method to the Company's stock option grants did not result in pro forma net loss materially different from historical amounts reported. As a result, pro forma information regarding net loss is not presented. The assumptions used to value these options were as follows for 1997, 1998, and 1999, respectively: weighted-average risk-free interest rates of 6.0%, 6.0%, and 5.5%, respectively; no dividend yield; and a weighted-average expected life of the option of four years and nine years under the 1997 Plan and Long Term Plan, respectively. The weighted-average estimated fair value of stock options granted during 1997, 1998 and 1999 was $0.04, $0.18, and $9.73, respectively.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
    During the year ended December 31, 1999, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation of $11.9 million representing the difference between the exercise price and the deemed fair value of the Company's common stock for financial accounting purposes on the date these stock options were granted. Deferred stock-based compensation is included as a reduction of stockholders' equity and is being amortized over the vesting periods of the related options. During the year ended December 31, 1999, the Company recorded amortization of deferred stock-based compensation of approximately $2.4 million. At December 31, 1999, the Company had a total of approximately $9.5 million remaining to be amortized over the corresponding vesting period of each respective option, generally four years. Additional deferred stock-based compensation of approximately
$14.0 million is expected to be recorded based on the deemed fair value of common stock options granted to employees in February 2000.

    Through December 31, 1999, the Company has granted options to purchase 322,000 shares of common stock to non-employees with exercise prices ranging from $0.50 to $0.85 per share. These stock options may be periodically subject to re-valuation using a Black-Scholes model. The following weighted average assumptions were used for 1999: estimated volatility of 0.7, risk-free interest rate of 5.5%, no dividend yield, and an expected life of the option equal to the full term, generally ten years from the date of grant. In 1999, the Company recognized an expense of $673,000 in connection with these transactions. No expense was recognized in prior years as such amounts were not significant. In February 2000, the Company granted an additional 801,000 common stock options to non-employees that may be periodically subject to re-valuation using a Black-Scholes model beginning in 2000.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes option activity under the 1997 Plan and the Long-Term Plan, and related information:

                                   SHARES                           WEIGHTED-AVERAGE
                                  AVAILABLE                          EXERCISE PRICE
                                  FOR GRANT   OPTIONS OUTSTANDING      PER SHARE
                                  ---------   -------------------   ----------------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Shares authorized.............    1,800               --                   --
  Options granted...............     (361)             361                $0.13
                                   ------           ------                -----
Balance at December 31, 1997....    1,439              361                $0.13
  Additional shares
    authorized..................    2,615               --                   --
  Options granted...............   (3,499)           3,499                $0.44
  Options exercised.............       --           (3,686)               $0.42
  Options forfeited.............       42              (42)               $0.40
                                   ------           ------                -----
Balance at December 31, 1998....      597              132                $0.21
  Additional shares
    authorized..................    1,300               --                   --
  Options granted...............   (1,402)           1,402                $0.85
  Options exercised.............       --             (230)               $0.70
  Options forfeited.............       44              (44)               $0.52
  Shares repurchased............       65               --                $0.42
                                   ------           ------                -----
Balance at December 31, 1999....      604            1,260                $0.82
                                   ======           ======                =====

    At December 31, 1999, all the outstanding options to purchase common stock of the Company were exercisable. These options are summarized in the following table:

      EXERCISE                                               WEIGHTED AVERAGE
      PRICE PER         NUMBER OF OPTIONS     NUMBER OF         REMAINING
        SHARE              OUTSTANDING      OPTIONS VESTED   CONTRACTUAL LIFE
---------------------   -----------------   --------------   ----------------
                         (IN THOUSANDS)     (IN THOUSANDS)      (IN YEARS)
        $0.13                    45                25              7.72
        $0.50                     7                 2              8.93
        $0.85                 1,208                84              9.64
                              -----               ---
                              1,260               111              9.57
                              =====               ===

STOCK SUBJECT TO REPURCHASE

    At December 31, 1999, 5,298,000 shares of the Company's common stock were subject to the Company's right to repurchase. Giving effect to the February 2000 reduction of the vesting periods of the Long-Term Options, 4,532,000 shares of the Company's common stock would have been subject to the Company's right to repurchase at December 31, 1999. These shares are the result of the exercise of unvested stock options by employees and the execution of certain stock purchase agreements. The Company's repurchase rights lapse pursuant to the terms of the underlying agreements, which is generally four years.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8. STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

    The following is a summary of outstanding warrants and stock issuance agreements to purchase the Company's stock at December 31, 1999:

                             NUMBER OF                                        YEAR OF
                               SHARES       EXERCISE PRICE   TERM IN YEARS   EXPIRATION
                           --------------   --------------   -------------   ----------
                           (IN THOUSANDS)
Common stock.............        20         $   0.85               10           2009
Series A convertible
  preferred stock........         4         $   1.25                7           2004
Series B convertible
  preferred stock........         4         $   5.00                7           2005
Series C convertible
  preferred stock........        45         $8.50 - 10.20           5           2004
                                 --
Total....................        73
                                 ==

RESERVED SHARES

    At December 31, 1999, the Company has reserved shares of common stock for future issuance as follows (in thousands):

Outstanding warrants........................................          73
Stock option plans
    Outstanding.............................................       1,260
    Reserved for future grants..............................         604
Conversion of preferred stock...............................      28,802
                                                              ----------
Total.......................................................      30,739
                                                              ==========

9. INCOME TAXES

    Due to operating losses and the inability to recognize an income tax benefit therefrom, there is no provision for income taxes for 1997, 1998 and 1999.

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

9. INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards......................  $ 5,100    $ 12,232
  Research and development tax credit carryforwards.....      300       2,700
  Capitalized research and development expenditures.....      700       1,960
  Reserves and accruals.................................      200         812
  Deferred compensation.................................       --       1,300
  Fixed assets and acquired intangible assets...........       --       5,835
  Valuation allowance...................................   (6,300)    (24,839)
                                                          -------    --------
Net deferred tax assets.................................  $    --    $     --
                                                          =======    ========

    Realization of deferred tax assets is dependent on future earnings, if any, the timing and the amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset as of December 31, 1998 and 1999 has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of approximately $1.3 million, $5.0 million, and $18.5 million for the fiscal years ended December 31, 1997, 1998 and 1999, respectively.

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $35.8 million and $800,000, respectively, which will expire at various dates from 2004 through 2019, if not utilized. As of December 31, 1999, the Company also had federal and state research and development tax credit carryforwards of approximately $1.8 million and $1.4 million, respectively, which will expire at various dates from 2011 through 2019, if not utilized.

    Utilization of net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in expiration of net operating loss and tax credit carryforwards before full utilization.

10. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

    In February 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering (the "Offering"). If the Offering is consummated, the preferred stock outstanding as of the closing date will be converted into shares of the Company's common stock. The pro forma stockholders' equity in the accompanying consolidated balance sheet as of

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

10. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
December 31, 1999 reflects conversion of the outstanding preferred stock into 28,802,000 shares of common stock. Pro forma net loss per share is computed as if the outstanding preferred stock had been converted into common stock on the date of issuance.

    Following the Offering, the Company will file a new Amended and Restated Certificate of Incorporation to increase the number of shares authorized for issuance to 190,000,000 shares of common stock and 10,000,000 shares of preferred stock for which the board of directors will have the power to determine designations and preferences and to issue at some future time without additional stockholder action.

    The new Amended and Restated Certificate of Incorporation includes provisions governing the rights and preferences of the preferred stock and common stock, provisions governing director and stockholder meeting and provisions governing the indemnification of directors. Holders of common stock are entitled to one vote for each share held on all matters submitted to the stockholders.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In February 2000, the board of directors approved the 2000 Employee Stock Purchase Plan ("2000 Purchase Plan"), subject to stockholder approval. The 2000 Purchase Plan will have four overlapping offering periods commencing in each calendar year, with each period consisting of 27 months. Eligible employees may only participate in one offering period at a time and may authorize payroll deductions of up to 15% of their base compensation to purchase common stock at a price equal to 85% of the lower of the fair market value as of the beginning of the offering period and the fair market value as of the end of each purchase period.

    The Company has reserved 750,000 shares of common stock for issuance under the 2000 Purchase Plan. This reserve amount will be increased each January 1 beginning January 1, 2001 equal to the lesser of 0.5% of the number of shares of common stock outstanding on that date or 500,000 shares.

CHANGES IN OPTION PLANS

    In February 2000, the board of directors approved the 2000 Equity Incentive Plan (the "2000 Plan"), subject to stockholder approval. A number of shares of common stock equal to the difference between 12% of the number of shares of common stock outstanding after the offering and the shares reserved under the 2000 Director Option Plan are reserved for issuance under the 2000 Equity Incentive Plan plus any remaining available shares under the 1997 Plan and the Long-Term Plan. The 2000 Plan provides for acceleration of vesting equal to 100% upon a change in control of the Company for awards that are not assumed by the successor corporation. In addition, if an optionee suffers involuntary termination within twenty-four months following the change of control, the individual's options will accelerate and become fully vested.

    In February 2000, the board of directors also approved the 2000 Director Option Plan, subject to stockholder approval. 500,000 shares of common stock have been reserved for issuance under the 2000 Director Option Plan. This reserve amount will be increased each January 1 beginning January 1, 2001 and ending January 1, 2005, by 100,000 shares of common stock or such lesser

                            ADVANCED MEDICINE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

10. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) number as the board of directors may determine. Upon election to the board of directors, each non-employee director will receive options to purchase 50,000 shares of common stock that vest in three equal annual installments follwoing the date of grant. Beginning in 2001, each non-employee directors will receive an annual grant of options to purchase 10,000 shares of common stock, which shall become fully vested upon the first anniversary of the grant date. However, a new non-employee director who is also receiving the initial option will not receive the follow-on until the next calender year. All options granted under the plan will become fully vested upon a change in control of the Company.

SALE OF SERIES D PREFERRED STOCK

    In March 2000, the Company irrevocably committed to issue 1,666,667 shares of Series D convertible preferred stock to investors for an aggregate purchase price of approximately $25.0 million. The rights and preferences of these shares are generally consistent with the Series A, B, and C convertible preferred stock, except that the ratio at which the shares will convert into common stock depends upon the initial public offering price. The conversion formula will result in the shares of Series D preferred stock converting into common stock at a conversion price ranging from 80% to 90% of the initial public offering price. The dividend rate is $1.20 per share of Series D preferred stock and the liquidation preference is $15.00 per share of Series D preferred stock. In connection with this preferred stock issuance, the company will record a deemed dividend, representing the difference between the conversion price and the deemed fair value, for financial accounting purposes, of the security at the date of issuance.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Advanced Medicine, Inc.

    We have audited the accompanying balance sheets of Incara Research Laboratories ("Incara") as of December 31, 1998 and 1999, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of Incara's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Incara at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
February 9, 2000

                          INCARA RESEARCH LABORATORIES

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
ASSETS
Security deposits and other current assets..................  $       26   $       10
                                                              ----------   ----------
Total current assets........................................          26           10

Property and equipment, net.................................       2,799        2,165
Other assets................................................          76           76
                                                              ----------   ----------
Total assets................................................  $    2,901   $    2,251
                                                              ==========   ==========
LIABILITIES AND PARENT EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $      425   $       33
  Accrued expenses..........................................         602          268
  Current portion of notes payable..........................         152          172
  Current portion of capital lease obligations..............         322          508
                                                              ----------   ----------
Total current liabilities...................................       1,501          981

Long-term portion of notes payable..........................         685          523
Long-term portion of capital lease obligations..............         881          251

Commitments

Parent equity (deficit).....................................        (166)         496
                                                              ----------   ----------
Total liabilities and parent equity (deficit)...............  $    2,901   $    2,251
                                                              ==========   ==========

                            SEE ACCOMPANYING NOTES.

                          INCARA RESEARCH LABORATORIES

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
Collaborative revenue.......................................  $       927   $     1,975

Operating expenses:
  Research and development..................................        6,080         6,531
  General and administrative................................          844           724
  Amortization of deferred stock-based compensation.........        1,175           631
  Write-off of property and equipment.......................          852            --
                                                              -----------   -----------
Total operating expenses                                            8,951         7,886
                                                              -----------   -----------
Loss from operations........................................       (8,024)       (5,911)
Interest expense............................................          742           332
                                                              -----------   -----------
Net loss....................................................  $    (8,766)  $    (6,243)
                                                              ===========   ===========

                            SEE ACCOMPANYING NOTES.

                          INCARA RESEARCH LABORATORIES

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
OPERATING ACTIVITIES
Net loss....................................................  $    (8,766)  $    (6,243)
    Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization.........................          698           658
      Write-off of property and equipment...................          852            --
      Amortization of deferred stock-based compensation.....        1,175           631
      Gain on sale of equipment.............................           --           (11)
      Changes in operating assets and liabilities:
        Security deposits and other assets..................          150            16
        Accounts payable....................................          (71)         (392)
        Accrued expenses....................................       (1,167)         (334)
        Deferred revenues...................................         (334)           --
                                                              -----------   -----------
    Net cash used in operating activities...................       (7,463)       (5,675)

INVESTING ACTIVITIES
Purchases of property and equipment.........................         (392)          (13)

FINANCING ACTIVITIES
Payments on notes payable and capital lease obligations.....         (227)         (585)
Advances from Parent........................................        7,976         6,273
                                                              -----------   -----------
Net cash provided by financing activities...................        7,749         5,688
                                                              -----------   -----------

Net decrease in cash and cash equivalents...................         (106)           --
Cash and cash equivalents at beginning of year..............          106            --
                                                              -----------   -----------
Cash and cash equivalents at end of year....................  $        --   $        --
                                                              ===========   ===========

                            SEE ACCOMPANYING NOTES.

                          INCARA RESEARCH LABORATORIES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION

    Incara Research Laboratories ("Incara") was a division of Incara Pharmaceuticals Corporation ("the Parent"). Incara is engaged in the research and development of human therapeutic health care products based on proprietary technologies. Prior to the Parent's purchase of Incara on May 8, 1998, Incara was a development stage company which was a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"). On December 29, 1999, Incara was sold to Advanced Medicine, Inc. ("Advanced Medicine"). For financial reporting purposes, results for the year ended December 31, 1999 represent Incara's operations for the period January 1, 1999 through December 29, 1999 (date of acquisition by Advanced Medicine). Further, "Parent" refers to Incara or Interneuron, depending on the period of ownership.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying financial statements have been prepared as if Incara had existed as a separate, stand-alone entity during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to Incara's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had Incara been an independent company.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Historically, revenues have represented contract fees under strategic alliances as certain agreed upon milestones are achieved or license fees are earned. Cash received in advance of revenue recognition is recorded as deferred revenue.

INCOME TAXES

    The results of Incara's operations were included in the consolidated income tax returns of the Parent. No provision for income taxes has been included in these financial statements since the business's significant operating losses would have precluded recording any deferred tax assets if Incara was a stand-alone taxpayer.

PARENT EQUITY (DEFICIT)

    Because Incara operated as a division of the Parent, its equity accounts have been combined and presented as "Parent Equity (Deficit)" which includes net amounts advanced to Incara by the Parent and deferred stock-based compensation from issuance of stock options.

                          INCARA RESEARCH LABORATORIES

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the individual assets, ranging from three to five years. In connection with the Parent's acquisition of Incara, Incara wrote off $852,000 of property and equipment.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research and development activities on behalf of Incara.

3. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                          DECEMBER 31
                                                    ------------------------
                                                       1998          1999
                                                    -----------   ----------
                                                         (IN THOUSANDS)
Computer equipment and software...................  $       350   $      350
Laboratory equipment..............................        1,128        1,141
Leasehold improvements............................        1,716        1,716
                                                    -----------   ----------
                                                          3,194        3,207
Accumulated depreciation and amortization.........         (395)      (1,042)
                                                    -----------   ----------
  Property and equipment, net.....................  $     2,799   $    2,165
                                                    ===========   ==========

    The cost of equipment and leasehold improvements financed under capital lease arrangements was $642,000 at December 31, 1998 and 1999, respectively. The related accumulated amortization was $149,000 and $371,000 at December 31, 1998 and 1999, respectively.

4. ACCRUED EXPENSES

    Accrued expenses consisted of the following:

                                                             DECEMBER 31
                                                        ---------------------
                                                          1998        1999
                                                        ---------   ---------
                                                           (IN THOUSANDS)
Employee bonuses, benefits and severance..............  $    351    $     85
Legal.................................................       154         173
Amount due to Interneuron.............................        85          --
Other.................................................        12          10
                                                        --------    --------
                                                        $    602    $    268
                                                        ========    ========

                          INCARA RESEARCH LABORATORIES

                               DECEMBER 31, 1999

5. LONG-TERM OBLIGATIONS

    At December 31, 1999, Incara's aggregate commitments under notes payable and capital lease agreements was as follows:

                                                              NOTES PAYABLE   CAPITAL LEASES
                                                              -------------   --------------
                                                                      (IN THOUSANDS)
Year ending December 31:
2000........................................................    $     261        $     597
2001........................................................          221              245
2002........................................................           84               14
2003........................................................           84                7
2004........................................................           84               --
Thereafter..................................................          204               --
                                                                ---------        ---------
Total minimum note or lease payments........................          938              863
Amounts representing interest...............................         (243)            (104)
                                                                ---------        ---------
Present value of future payments............................          695              759
Current portion.............................................         (172)            (508)
                                                                ---------        ---------
Long-term portion...........................................    $     523        $     251
                                                                =========        =========

NOTES PAYABLE

    Incara is obligated under two note payable agreements for the purchase of computer and laboratory equipment and leasehold improvements. These notes are payable monthly, bear interest at an annual rate between 11.5% and 13.4% and expire in June 2002 and June 2007, respectively.

CAPITAL LEASES

    Incara also has various equipment under non-cancelable capital lease agreements which have remaining lease terms ranging from one to four years and interest rates ranging from 5% to 10%. The agreements require the purchase of the leased assets at the end of the term at up to 25% of the original cost.

6. LEASES

    Incara leases its facilities under a non-cancelable operating lease agreement, which has a remaining lease term of eight years. Rent expense under these leases was approximately $824,000 in each of the years ended December 31, 1998 and 1999.

                          INCARA RESEARCH LABORATORIES

                               DECEMBER 31, 1999

6. LEASES (CONTINUED)
    At December 31, 1999, Incara's future minimum payments under non-cancelable operating lease arrangements were as follows:

                                                                OPERATING
                                                                  LEASES
                                                              --------------
                                                              (IN THOUSANDS)
Year ending December 31
  2000......................................................    $      824
  2001......................................................           824
  2002......................................................           839
  2003......................................................           849
  2004......................................................           849
  Thereafter................................................         2,052
                                                                ----------
Total lease payments........................................    $    6,237
                                                                ==========

7. CORPORATE ALLOCATIONS

    The Parent provided substantial services to Incara, including, but not limited to, general administration, treasury, tax, financial accounting and reporting, payroll administration, insurance, human resources and legal functions. The Parent has traditionally not charged Incara for certain of these services. An approximate allocation of these costs based on management's time and effort related to Incara has been estimated. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by the Parent, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated are not necessarily indicative of amounts that would have been incurred by Incara had it operated on a stand-alone basis. Management believes that the method of expense allocation is reasonable. This allocation has been included in general and administrative expense in the statement of operations and was $385,000 for the period beginning on May 8, 1998, the date of acquisition by Incara Pharmaceuticals Corporation, and ending on December 31, 1998 and $724,000 for the year ended December 31, 1999.

8. DEFERRED STOCK-BASED COMPENSATION

    During the year ended December 31, 1998, in connection with the grant of certain stock options to employees, Incara recorded deferred stock-based compensation of $1.8 million representing the difference between the exercise price and the deemed fair value of the Parent's common stock for financial reporting purposes on the date these stock options were granted. Deferred stock-based compensation is included as a reduction of Parent equity. During the years ended December 31, 1998 and 1999, Incara recorded amortization of deferred stock-based compensation of approximately $1.2 million and $631,000, respectively.

9. COLLABORATIVE AGREEMENTS

    Until the acquisition by Advanced Medicine, Incara had rights and obligations under two sponsored research and several license agreements. Under the sponsored research agreements,

                          INCARA RESEARCH LABORATORIES

                               DECEMBER 31, 1999

9. COLLABORATIVE AGREEMENTS (CONTINUED)
Incara funded some research at a university in return for the right to license inventions resulting from the research. The license agreements generally provided Incara with exclusive worldwide rights to some technologies in exchange for license fees and royalties. Incara was obligated to pay annual maintenance fees until the termination of the agreements. Incara incurred $767,000 and $1.1 million in research and development expenses under these agreements in the years ended December 31, 1998 and 1999, respectively. In connection with Advanced Medicine's acquisition of Incara, these sponsored research and license agreements were assumed by Advanced Medicine.

    In July 1997, Incara and Interneuron entered into a research collaboration and licensing agreement (the "Collaboration Agreement") with a pharmaceutical company (the "Collaborator") to discover and commercialize certain novel agents. The agreement provided for the Collaborator to make initial payments totaling $2.5 million, which included a non-refundable commitment fee of $1.5 million and a non-refundable option payment of $1.0 million. In addition, the Collaborator was obligated to pay research support during the first two years of the agreement, which ended in 1999. Based upon estimated relative value of such licenses and rights, the commitment fee and option payment was shared two-thirds by Incara and one-third by Interneuron, Incara's former parent. Incara's share of revenue in conjunction with this agreement was approximately $927,000 and $475,000 for the years ended December 31, 1998 and 1999, respectively. The Collaborator also paid Incara $1.5 million in 1999 upon reaching first milestone under the agreement. In connection with Advanced Medicine's acquisition of Incara, Advanced Medicine assumed the Collaboration Agreement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                                   Page
                                                 --------
Prospectus Summary.............................      2
Risk Factors...................................      6
Special Note Regarding Forward-Looking
 Statements....................................     13
Use of Proceeds................................     14
Dividend Policy................................     14
Capitalization.................................     15
Dilution.......................................     16
Selected Financial Data........................     17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................     18
Business.......................................     22
Management.....................................     38
Transactions with Affiliates...................     46
Principal Stockholders.........................     49
Description of Capital Stock...................     51
Shares Eligible for Future Sale................     52
Underwriting...................................     55
Legal Matters..................................     57
Experts........................................     57
Where You Can Find More Information............     57
Index to Financial Statements..................    F-1

                                ----------------

    Through and including               , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                         Shares

                            ADVANCED MEDICINE, INC.

                                  Common Stock
                                  ------------

                                     [LOGO]

                                  ------------
                          JOINT BOOK-RUNNING MANAGERS

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.
                                  ------------

                            BEAR, STEARNS & CO. INC.
                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:

SEC registration fee........................................  $   45,540
NASD filing fee.............................................  $   17,500
Nasdaq National Market listing fee..........................  $   95,000
Printing and engraving expenses.............................  $  300,000
Legal fees and expenses.....................................  $  800,000
Accounting fees and expenses................................  $  400,000
Transfer agent and registrar fees and expenses..............  $   15,000
Miscellaneous...............................................  $  170,000
Total.......................................................  $1,800,040
                                                              ==========

    The registrant will bear all of the expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law, the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's corporate charter filed as
Exhibit 3.2 hereto and the registrant's by-laws filed as Exhibit 3.4 hereto.

    The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.7 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's "officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

    The registrant intends to apply for a directors' and officers' insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years preceding the filing of this registration statement, the registrant has sold the following securities that were not registered under the Securities Act:

    During the period between March 31, 1997 and March 1, 2000, the registrant sold an aggregate of 10,232,000 shares of its common stock to 156 investors, for a price ranging from $0.01 to $0.85 per share.

    During the period between April 17, 1997 and November 1, 1998 the registrant sold an aggregate at 4,952,000 shares of its Series A Convertible Preferred Stock to 43 investors for prices ranging from $1.25 to $4.00 per share.

    During the period between March 4, 1998 and March 3, 1999, the registrant sold an aggregate of 5,039,000 shares of its Series B Convertible Preferred Stock to 90 investors for a price of $5.00 per share.

    During the period between January 1, 1999 and October 20, 1999, the registrant sold an aggregate of 18,745,166 shares of its Series C Convertible Preferred Stock to 88 investors for a purchase price of $8.50 per share.

    On March 20, 2000, the registrant irrevocably committed to sell an aggregate of 1,666,667 shares of its Series D Preferred Stock to 5 investors for a purchase price of $15.00 per share.

    On May 7, 1997, the registrant granted a warrant to purchase 32,000 shares of its Series A Preferred Stock at an exercise price of $1.25 per share.

    On April 28, 1998, the registrant granted a warrant to purchase
24,000 shares of its Series B Preferred Stock at an exercise price of $5.00 per share.

    On October 2, 1998, the registrant granted a warrant to to purchase two warrants to purchase 5,000 shares of its Series B Preferred Stock at an exercise price of $5.00 per share.

    On January 25, 1999, the registrant granted a warrant to purchase 25,000 shares of its Series C Preferred Stock at an exercise price of $10.20 per share.

    On February 17, 1999, the registrant granted a warrant to purchase 13,000 shares and a warrant to purchase 7,000 shares of its Series C Preferred Stock at an exercise price of $8.50 per share.

    On January 25, 1999, the registrant granted two warrants to purchase 20,000 shares and one warrant to to purchase 10,000 shares of its common stock at a exercise price of $0.85 per share.

    From September 20, 1997 to February 26, 2000, the registrant granted options to purchase an aggregate of 4,567,345 shares of its common stock under its 1997 Stock Plan, with a weighted average exercise price of $0.63 per share.

    From June 27, 1998 to February 26, 2000, the registrant granted options to purchase an aggregate of 2,295,000 shares of its common stock under its Long Term Stock Option Plan, with a weighted average exercise price of $0.55 per share.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------   ------------------------------------------------------------
               1.1+     Form of Underwriting Agreement
               3.1+     Restated Certificate of Incorporation, as amended, of the
                        registrant (currently in effect)
               3.2      Form of Amended and Restated Certificate of Incorporation of
                        the registrant to be filed upon the closing of the offering
               3.3      By-laws of the registrant
               3.4      Form of Amended and Restated By-laws to take effect as of
                        the closing of the offering
               4.1+     Specimen certificate representing the common stock of the
                        registrant
               5.1+     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP
              10.1      1997 Stock Plan
              10.2      Long-Term Stock Option Plan
              10.3      2000 Equity Incentive Plan
              10.4      2000 Director Option Plan
              10.5      Employee Stock Purchase Plan
              10.6      Change in Control Severance Plan
              10.7+     Form of Warrant

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------   ------------------------------------------------------------
              10.8+     Amended and Restated Investor Rights Agreement by and among the registrant and the parties listed therein, dated as of
                        March 20, 2000
              10.9      Form of Indemnification Agreement for directors and officers of the registrant
             10.10      Lease between the registrant and HMS Gateway Office, L.P.
                        dated February 17, 1999
             10.11*+    Asset Purchase Agreement between the registrant and Incara
                        Pharmaceuticals, Inc., dated December 17, 1999
              23.1+     Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP (included in Exhibit 5.1)
              23.2      Consent of Ernst & Young LLP, Independent Auditors
              23.3      Consent of Ernst & Young LLP, Independent Auditors
              24.1      Power of Attorney (included on page II-4)
              27.1      Financial Data Schedule

------------------------

* Confidential materials omitted and filed separately with the Securities and Exchange Commission.

+   To be filed by amendment.

(B) FINANCIAL STATEMENTS SCHEDULES:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, the required information is disclosed in the notes to the financial statements or the schedules are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on March 21, 2000.

                                                       Advanced Medicine, Inc.

                                                       By:            /s/ JAMES B. TANANBAUM
                                                            -----------------------------------------
                                                                        James B. Tananbaum
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    The undersigned officers and directors of Advanced Medicine, Inc. hereby constitute and appoint James B. Tananbaum, Marty Glick and Bradford J. Shafer, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable Advanced
Medicine, Inc. to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                                                       President and Chief
               /s/ JAMES B. TANANBAUM                    Executive Officer
     -------------------------------------------         (principal executive       March 21, 2000
                 James B. Tananbaum                      officer)

                   /s/ MARTY GLICK                     Chief Financial Officer
     -------------------------------------------         (principal financial       March 21, 2000
                     Marty Glick                         and accounting officer)

                 /s/ JULIAN C. BAKER
     -------------------------------------------       Director                     March 21, 2000
                   Julian C. Baker

                /s/ JEFFREY M. DRAZAN
     -------------------------------------------       Director                     March 21, 2000
                  Jeffrey M. Drazan

            /s/ ROBERT V. GUNDERSON, JR.
     -------------------------------------------       Director                     March 21, 2000
              Robert V. Gunderson, Jr.

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                /s/ ARNOLD J. LEVINE
     -------------------------------------------       Director                     March 21, 2000
                  Arnold J. Levine

                /s/ WESLEY D. STERMAN
     -------------------------------------------       Director                     March 21, 2000
                  Wesley D. Sterman

              /s/ GEORGE M. WHITESIDES
     -------------------------------------------       Director                     March 21, 2000
                George M. Whitesides

                 /s/ P. ROY VAGELOS
     -------------------------------------------       Director                     March 21, 2000
                   P. Roy Vagelos

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------   ------------------------------------------------------------
          1.1+          Form of Underwriting Agreement
          3.1+          Restated Certificate of Incorporation, as amended, of the
                        registrant (currently in effect)
          3.2           Form of Amended and Restated Certificate of Incorporation of
                        the registrant to be filed upon the closing of the offering
          3.3           By-laws of the registrant
          3.4           Form of Amended and Restated By-laws to take effect as of
                        the closing of the offering
          4.1+          Specimen certificate representing the common stock of the
                        registrant
          5.1+          Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP
         10.1           1997 Stock Plan
         10.2           Long-Term Stock Option Plan
         10.3           2000 Equity Incentive Plan
         10.4           2000 Director Option Plan
         10.5           Employee Stock Purchase Plan
         10.6           Change in Control Severance Plan
         10.7+          Form of Warrant
         10.8+          Amended and Restated Investor Rights Agreement by and among the registrant and the parties listed therein, dated as of
                        March 20, 2000
         10.9           Form of Indemnification Agreement for directors and officers of the registrant
        10.10           Lease between the registrant and HMS Gateway Office, L.P.
                        dated February 17, 1999
        10.11*+         Asset Purchase Agreement between the registrant and Incara
                        Pharmaceuticals, Inc., dated December 17, 1999
         23.1+          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP (included in Exhibit 5.1)
         23.2           Consent of Ernst & Young LLP, Independent Auditors
         23.3           Consent of Ernst & Young LLP, Independent Auditors
         24.1           Power of Attorney (included on page II-4)
         27.1           Financial Data Schedule

------------------------

* Confidential materials omitted and filed separately with the Securities and Exchange Commission.

+   To be filed by amendment.